Exhibit 2.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

License Agreement

This License Agreement (this “Agreement”) is made and entered into as of April 1, 2026 (the “Effective Date”) by and between:

1.	LE Topco, LLC, a Delaware limited liability company (“Licensor”);

2.	Lands’ End Direct Merchants, Inc., a Delaware corporation (“Licensee”); and

3.	solely for the purposes of Section 20G, Lands’ End, Inc., a Delaware corporation (“Guarantor”),

each of Licensor, Licensee, and solely for purposes of Section 20G, Guarantor, a “Party”, and together the “Parties.”

WHEREAS, on and subject to the terms and conditions herein, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, a license to use the “Lands’ End” brand and certain other intellectual property for certain purposes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in Exhibit A of this Agreement.

2	Grant of License and Reservation of Rights.

A.	Grant of License. On and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, solely during the Term:

(i)	an irrevocable (solely during the Term, subject to Section 17), sublicensable (as set forth in Sections 2C and 19D), non-transferable (except as permitted under Section 19) exclusive (even as to Licensor) right and license to use and display the Licensed IPR in the Territory:

a.	for the design, manufacture, distribution, provision, import, use, sale, offering for sale, marketing and promotion of Licensed Core Products and Licensed Services related thereto, for sales by or on behalf of Licensee or its Affiliates through Permitted Trade Channels;

b.	to operate Branded Stores;

c.	to operate Branded Retail Platforms for sales to end consumers in the Territory;

d.	for the design, manufacture, distribution, provision, import, use, sale, offering for sale, marketing and promotion of gift cards issued for the purchase of Licensed Products or Licensed Services sold or provided by or on behalf of Licensee or its Affiliates through Permitted Trade Channels;

e.	to use and operate the domain names, social media handles and accounts and telephone numbers included in the Licensed IPR; and

f.	as incorporated into the legal entity names and trade names of (x) Licensee, (y) Licensee’s subsidiaries, and (z) any other Affiliate of Licensee that is already using applicable Marks in its legal entity or trade name as of the Effective Date; and

(ii)	an irrevocable (solely during the Term, subject to Section 17), sublicensable (as set forth in Sections 2C and 19D), non-transferable (except as permitted under Section 19)) non-exclusive right and license to use and display the Licensed IPR worldwide:

a.	on and in connection with the design, manufacture and supply of Licensed Products intended for sale in and into the Territory;

b.	for the design, manufacture, distribution, provision, import, use, sale, marketing and promotion of Licensed Nonexclusive Products and any Licensed Services not licensed under Section 2A(i), for sales by or on behalf of Licensee or its Affiliates through Permitted Trade Channels;

c.	to make sales pursuant to Section 7E; and

d.	as permitted in Section 2E.

B.	Grant Subject to Other Third-Party Licenses. Notwithstanding anything in this Agreement to the contrary, the rights granted to Licensee under this Agreement are subject to the rights granted as of the Effective Date to third parties under the Existing Third-Party Licenses and to the ABL Agent pursuant to the ABL Agent License Agreement, and to the extent any of the rights granted to Licensee under this Agreement conflict with rights granted as of the Effective Date to third parties under the Existing Third-Party Licenses or to the ABL Agent pursuant to the ABL Agent License Agreement, then the rights granted to Licensee under this Agreement shall be automatically narrowed, or Licensee’s scope of exclusivity reduced, to the extent necessary to resolve such conflict in favor of the rights granted to the applicable third parties under the Existing Third-Party Licenses or the ABL Agent pursuant to the ABL Agent License Agreement, as applicable.

C.	Sublicensing. Licensee may, without Licensor’s consent, sublicense any of its rights, through multiple tiers, solely within the scope of the license granted to Licensee under Section 2A (including restrictions regarding the Territory, Licensed Products, Licensed Services and Permitted Trade Channels), in its reasonable judgment, to (i) its Affiliates, (ii) customers (including distributors) and Permitted Retailers in connection with their purchase, resale and use of Licensed Products and Licensed Services, and (iii) third-party service providers (including Manufacturers) solely for their provision of goods or services to or on behalf of Licensee, Permitted Retailers or their respective Affiliates (collectively, the “Permitted Sublicensees”); provided that any sublicenses granted by Licensee shall be made subject to terms concerning quality control at least as protective of the Marks and the goodwill associated therewith as is set forth in this Agreement. For the avoidance of doubt, Licensee shall remain fully liable to Licensor under the terms of this Agreement with respect to the acts of Licensee’s sublicensed Affiliates or its or their agents (to the extent acting at the direction of Licensee or its sublicensed Affiliates) that would, if conducted by Licensee, constitute a breach of this Agreement.

D.	Exclusivity; Reservation of Rights.

(i)	The Parties acknowledge and agree that, subject to Section 2B and Section 2D(ii), (a) the license granted under Section 2A(i) is exclusive within the Permitted Trade Channels, as well as (1) within the Territory, through any catalog (whether or not digital) or through a digital retail channel (including through websites, applications or online (including social media) platforms), in each case, whether wholesale or non-wholesale, (2) with respect to Corporate Uniforms, on a worldwide basis, and (3) with respect to cruise ships, on a worldwide basis (for so long as Licensee is permitted to make sales through cruise ships), in each case of the foregoing clauses (1) through (3), whether or not a sale is made to or through a Permitted Retailer (“Exclusive Channels”), and (b) Licensor shall not, and shall not grant any third party any right to, design, manufacture, distribute, provide, import, sell, offer for sale, market or promote any Licensed Core Products within or through any Exclusive Channels.

(ii)	Without limitation of Licensee’s rights under Section 2A, and notwithstanding Section 2D(i), Licensor reserves for itself the right to use, or license the use of, the Licensed IPR to: (a) conduct general marketing and promotion of the Marks (e.g., ‘halo marketing’), including in the Territory; (b) use, design, manufacture, distribute, provide, import, use, sell, market or promote (1) Licensed Products and Licensed Services in or through Permitted Licensor Trade Channels or, solely with Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Licensed Core Products as part of Capsule Collections of co-branded products, provided that Licensee shall be deemed to have consented to such Capsule Collection if Licensee does not notify Licensor of its withholding of consent to such Capsule Collection within ninety (90) days of its receipt of notice regarding such proposed Capsule Collection from Licensor, and (2) any goods or services other than the Licensed Core Products; (c) conduct or pursue (or authorize third parties to conduct or pursue) all activities set forth in the Existing Third-Party Licenses; and (d) conduct or pursue all other purposes not granted to Licensee on an exclusive basis under this Agreement; provided that Licensor shall not engage in any activities set forth in the foregoing clauses (a) through (d) in a manner that would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Licensed IPR, or any goodwill associated with any trademarks included in the Licensed IPR. Subject to the foregoing sentence, Licensor shall not, and shall not grant any license or similar right to any other person (other than Licensee) to, use or display any Licensed IPR during the Term within the scope of Licensee’s exclusive rights under Section 2A(i).

(iii)	Notwithstanding any limitations described in Section 2A or Section 2D(ii), except as Licensee may reasonably agree, the license with respect to Exclusive Products shall be exclusive to Licensee throughout the world, in all trade channels (subject to the terms of this Agreement), and Licensor shall not, and shall not grant any third party any right to, design, manufacture, distribute, provide, import, sell, offer for sale, market or promote any Exclusive Products anywhere in the Territory, except, in each case, for the distribution, provision, import, sale, offering for sale, marketing and promotion of Exclusive Products that are purchased (directly or indirectly) from Licensee (including any such purchases made in accordance with Section 7E).

(iv)	[***]

E.	Sales Intended for the Territory; Limited Fulfillment Rights. The Parties acknowledge and agree that the licenses granted under Section 2A are limited to the use and display of Licensed IPR for the marketing and promotional activities directed at sales of Licensed Products and Licensed Services within the Territory. Licensee may, however, directly or through its Permitted Sublicensees, use and display the Licensed IPR for the marketing and promotion of Licensed Products and Licensed Services on and through media that is made available, or is otherwise accessible, both inside and outside the Territory, so long as (i) that media is intended for customers within the Territory and (ii) Licensee does not take any action, including configuration of platform settings, use of targeted advertising, search engine optimization, domain name selection or any other mechanism, in each case, that is intended to direct or encourage sales or promotional activities outside the Territory. Licensee shall not knowingly make sales of Licensed Products branded under the Marks or Licensed Services outside the Territory, except that, notwithstanding anything to the contrary, so long as Licensee is in compliance with the preceding sentence of this Section 2E, Licensee shall not be in breach of this Agreement if an end customer or consumer nevertheless purchases Licensed Products branded under the Marks through a digital retail channel and has those products delivered to a jurisdiction outside the Territory in which no Non-Conflicting Third-Party Licensee has been granted rights to sell similar products under the Marks, unless and until Licensor does grant, and provides written notice to Licensee that it has granted, a Non-Conflicting Third-Party Licensee such rights with respect to such jurisdiction, whereupon (1) Licensee shall promptly implement commercially reasonable technical measures reasonably satisfactory to the Parties intended to restrict or inhibit the sale of Licensed Products branded under one or more of the Marks or the provision of the Licensed Services into such jurisdiction and (2) Licensee will have ninety (90) days to cease such sales of similar Licensed Products in the applicable jurisdiction outside the Territory after Licensee’s receipt of such written notice; provided, that any of the foregoing sales outside of the Territory pursuant to this Section 2E (x) shall be on a non-exclusive basis, and (y) shall be subject to Royalties payable at the applicable Royalty rate and such Royalties shall not count towards satisfaction of any Guaranteed Minimum Royalty. In addition to the reports set forth in Section 10A(i), Licensee shall, upon Licensor’s reasonable request, promptly provide a list of extraterritorial jurisdictions in which Licensee is generating sales and the amount of such sales. Notwithstanding anything to the contrary, Licensee shall not be required to, and it shall not be a breach of this Agreement (including the licenses granted herein) not to, take measures to prevent sales if and to the extent such measures, or the prevention of such applicable sales, is or are prohibited under then-current Applicable Laws (including those of the European Union).

3	Third-Party Existing License Services and Other Operational Services.

A.	Operational Services. Licensee shall (and shall ensure that its relevant Affiliates shall) use commercially reasonable efforts to perform all of Licensor’s obligations in respect of Operational Services under each Existing Third-Party License (and during such performance, use commercially reasonable efforts not to do, or omit to do, anything that puts Licensor in breach of such obligations) in accordance with the terms of the applicable Existing Third-Party Licenses and the obligations set forth thereunder. Without limiting the foregoing, during the twelve (12)-month period following the Effective Date (or, with respect to Item 3 of Exhibit G, for such longer period as Licensee may decide in its sole discretion), Licensee shall, at Licensor’s written request, use its commercially reasonable efforts to perform the Operational Services described on Exhibit G with respect to each Existing Third-Party License. The Parties will negotiate in good faith the scope of operational services (if any) to be provided to any new Non-Conflicting Third-Party Licensees that are not licensees under Existing Third-Party Licenses, including the fees (if any) due to Licensee in return for such services.

B.	Royalty and Fulfillment Payments Under Existing Third-Party Licenses. Licensee shall receive all applicable Third-Party Operational Payments as set forth in Sections 3B(i) and 3B(ii). Licensor shall not modify or amend in any material respect any Existing Third-Party License in a manner that would modify any obligations associated with any applicable Operational Services, or reduce any Third-Party Operational Payments due or payable thereunder; provided that the Parties shall consult with each other in good faith to discuss any proposed or desired modification or amendment to any Existing Third-Party License that would reasonably be expected to modify any Third-Party Operational Payments due or payable thereunder.

(i)	If Licensor is, as between the Parties and the applicable licensee under an Existing Third-Party License, the initial recipient of Third-Party Operational Payments, Licensor shall promptly, within fifteen (15) days after the end of the Royalty Period during which Licensor has received such Third-Party Operational Payments from an applicable licensee, pay to Licensee all such Third-Party Operational Payments received from the applicable licensee.

(ii)	If Licensee is, as between the Parties and the applicable licensee under an Existing Third-Party License, the initial recipient of payments or fees paid by or on behalf of the customer of an applicable licensee under an Existing Third-Party License, Licensee shall pay (a) to Licensor, within fifteen (15) days after the end of the Royalty Period during which Licensee has received such a payment, all applicable amounts received that are due to Licensor as Third-Party IP Payments under the Existing Third-Party License (which, for the avoidance of doubt, shall not be construed as Royalties or count towards satisfaction of any Guaranteed Minimum Royalty) and (b) to the applicable licensee, in accordance with the timelines required under the applicable Existing Third-Party License, all amounts due to that licensee under the Existing Third-Party License; provided that Licensee shall retain the Third-Party Operational Payments due to Licensee for its provision of Operational Services.

C.	Cooperation. The Parties shall reasonably cooperate to enable their respective performance of the Existing Third-Party Licenses in a manner acceptable to both Parties. The Parties shall meet at least once per year to review Third-Party Operational Payments charged under the Existing Third-Party Licenses (or under new Non-Conflicting Licenses that are approved by the Parties pursuant to Section 3A). Licensor shall consider in good faith any request from Licensee to, to the greatest extent permitted under those Existing Third-Party Licenses, increase the Third-Party Operational Payments due under such Existing Third-Party Licenses (or under new Non-Conflicting Licenses that are approved by the Parties pursuant to Section 3A) as reasonably requested by Licensee to account for Licensee’s or its applicable Affiliates’ increased costs for providing the applicable services thereunder.

4	Payments.

A.	Royalties and Guaranteed Minimum Royalties.

(i)	Licensee shall pay the Guaranteed Minimum Royalties and Royalties to Licensor on the terms and timings as set out in this Agreement.

(ii)	For avoidance of doubt, the Parties agree that the Guaranteed Minimum Royalties shall not be cross-collateralized on a year-to-year basis (i.e., no shortfalls in any Contract Year may be applied to or against any other Contract Year).

(iii)	The Parties shall, promptly following the Effective Date, negotiate in good faith to determine the Royalty rate applicable [***]. As part of such negotiation, the Parties may also agree in writing to adjust other Royalty rates. The Parties acknowledge that the Royalty rate for [***] may be subject to certain adjustments based on volumes of goods sold or on the passage of time, as agreed between the Parties.

B.	Invoicing and Payment.

(i)	Licensee shall pay to Licensor the Royalty for each Royalty Period in arrears within fifteen (15) days following the end of the relevant Royalty Period.

(ii)	Licensee shall pay to Licensor the Balancing Payment for each GMR Period in arrears within thirty (30) days following the end of the relevant GMR Period. If the Balancing Payment for any GMR Period is equal to or less than zero (0), then no Balancing Payment shall be payable in respect of such GMR Period.

(iii)	In any Contract Year, royalties payable under this Agreement shall not exceed the greater of (a) the Guaranteed Minimum Royalty applicable to such Contract Year or (b) the actual Royalties due in such Contract Year. If, at the end of any GMR Period during a Contract Year, the Balancing Payments plus Royalties actually paid by Licensee with respect to the applicable Contract Year (net of any deductions made by Licensee as allowed below) exceed both (1) the Quarterly GMR Amounts already due during that Contract Year and (2) the actual Royalties that would otherwise be due with respect to such Contract Year if no Guaranteed Minimum Royalty applied, then Licensee may deduct (at the end of an applicable GMR Period or at the end of the Royalty Period following the end of an applicable GMR Period) such excess amounts from payments due solely with respect to the applicable Contract Year, or be reimbursed for such excess amounts at the end of the then-applicable Contract Year. For the avoidance of doubt, the intent of this Section 4B(iii) is to ensure that year-to-date payments of Balancing Payments plus actual Royalties paid (net of deductions and reimbursements), at the end of any GMR Period and at the end of any Contract Year, do not exceed the greater of the Quarterly GMR Amounts already due during that Contract Year or the actual Royalties. In no event shall, at the end of any GMR Period or the end of any Contract Year, the amount of the Balancing Payments plus Royalties actually paid (net of deductions and reimbursements) by Licensee to Licensor with respect to the applicable Contract Year be lower than the greater of (x) the Quarterly GMR Amounts already due during that Contract Year (and with respect to the end of the Contract year, the Guaranteed Minimum Royalty applicable to such Contract Year) or (y) the actual Royalties due for such Contract Year.

(iv)	In any instance where this Agreement requires that Licensee make any payment (other than in respect of the payment of Guaranteed Minimum Royalties, Royalties or other payment under this Section 4) to Licensor, or to reimburse Licensor for any cost or expense, then (unless the applicable provision of this Agreement expressly provides otherwise) Licensee shall make such payment to Licensor within thirty (30) days following receipt of an invoice relating to the same from Licensor.

(v)	Notwithstanding anything to the contrary set forth herein, any amounts withheld pursuant to Section 9.12(k) of the LLC Agreement shall be deemed to have been paid by Licensee to Licensor as of the date the Polaris Holder (as defined in the LLC Agreement) would, but-for the terms of Section 9.12(k) of the LLC Agreement, have otherwise been entitled to receive such withheld amounts in connection with any IPO Event (as defined in the LLC Agreement), WHP COC (as defined in the LLC Agreement) or a WHP Asset Sale Exchange (as defined in the LLC Agreement).

C.	Taxes.

(i)	All payments made by Licensee to Licensor under this Agreement shall be made without withholding or deduction of any tax unless Licensee is required by Applicable Law to make such a payment subject to the deduction or withholding of tax, in which case, (x) Licensee shall be entitled to make such deduction or withholding, (y) the sum payable by Licensee in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary such that, after making such deduction or withholding (including such deduction or withholding applicable to additional sums payable under this Section 4C), Licensor receives a sum equal to the sum which Licensor would have received had no such deduction or withholding been made, and (z) Licensee shall furnish Licensor with an official receipt or other evidence reasonably satisfactory to Licensor regarding payment of such withholding taxes reasonably promptly after any request by Licensor therefor. If any such taxes are withheld and collected but not paid when due, all resulting penalties and interest related thereto shall be borne by Licensee unless such failure to pay is caused by the provision of incorrect or incomplete information by Licensor. Licensor and Licensee each shall provide to the other a properly completed and duly executed Internal Revenue Service Form W-9 prior to any payments being made hereunder and shall promptly update such form if any such form previously delivered expires or becomes obsolete in any respect. The Parties shall reasonably cooperate to reduce or eliminate any such withholding taxes to the extent permitted by Applicable Law, including by providing any information or documentation as may be necessary to obtain any available exemption from or reduction of any such withholding tax. All sales, use, value added, local privilege or excise taxes, tariffs, customs duties or similar charges, which are levied or imposed upon any of the Licensed Products or Licensed Services sold or provided by or on behalf of Licensee or its Affiliates, shall be Licensee’s responsibility; provided that, for the avoidance of doubt, Licensor shall be responsible for any taxes imposed with respect to Licensor’s net income or real or personal property.

(ii)	If Licensor receives a refund or credit in respect of any taxes with respect to which Licensee has paid additional sums pursuant to Section 4C(i) or as to which Licensor has been indemnified by Licensee, then Licensor shall promptly pay, or cause to be paid, to Licensee the amount of such refund or credit (net of reasonable and documented out-of-pocket expenses with respect to obtaining such refund or credit) and without any interest (other than any interest paid by the relevant governmental authority with respect to such refund or credit). Notwithstanding anything to the contrary in this Section 4C(ii), in no event will Licensor be required to pay any amount to Licensee pursuant to this Section 4C(ii) the payment of which would place Licensor in a less favorable net after-tax position than Licensor would have been in if the tax giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the additional sums or indemnification payments with respect to such tax had never been paid.

(iii)	The Parties intend that this Agreement be treated as a license for U.S. federal income tax purposes (the “Intended Tax Treatment”). No Party shall take any position on any tax return or in any proceeding with respect to taxes inconsistent with the Intended Tax Treatment, except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

D.	Currency. Unless expressly provided otherwise, all monetary amounts referenced herein refer to United States Dollars. All payments made by Licensee to Licensor under this Agreement shall be made in United States Dollars. Any payments calculated by reference to Net Sales (or otherwise) in a currency other than United States Dollars shall be computed by reference to the average conversion rate of the applicable currency into United States Dollars, as quoted in the Wall Street Journal online (or as otherwise agreed by the Parties), across the Royalty Period in which the applicable payment was due.

E.	Payments by Wire. Licensee shall be solely responsible for any of its costs or fees associated with making all payments to Licensor as required under this Agreement, including wire transfer fees. All payments made by Licensee to Licensor under this Agreement shall be made by wire transfers of immediately available funds, to the bank account information provided by Licensor to Licensee in writing (as Licensor may modify from time to time upon fourteen (14) days’ prior written notice to Licensee); provided that the first time Licensee wires money to such bank account, Licensee’s designated payment representative shall confirm such account information by telephone call with Licensor’s Chief Financial Officer.

F.	Acceptance Not a Waiver. Acceptance of any payment(s) by Licensor shall not be deemed a waiver by Licensor of any of its rights, remedies or defenses under this Agreement with respect to such payment(s) or otherwise.

G.	Payment Defaults. If Licensee fails to timely make any payment of Guaranteed Minimum Royalties or undisputed payment of Royalties to Licensor in full within [***] of Licensee’s receipt of written notice of its failure to make such payment, then, without limitation of Licensor’s rights and remedies under this Agreement (including any termination right), with respect to such payment default:

(i)	Licensee shall pay Licensor interest on the unpaid balance from the date on which such amount is due until the day of actual payment at a rate equal to the lesser of (x) [***] and (y) the maximum rate of interest allowed by Applicable Law; provided, that if it is determined, upon the resolution of a good-faith Royalty dispute, that the unpaid and overdue amount of Royalties that Licensee disputed and actually owes is less than [***] of the Total Amount, then interest shall instead accrue from the date of resolution of the dispute until the date of payment. For purposes of the foregoing, the “Total Amount” means all aggregate amounts that were disputed and undisputed, collectively, that are reasonably associated with the portion of the payment that was disputed.

(ii)	All Royalty rates set forth in the definition of “Royalties” shall, from the date of such payment default (or, solely with respect to defaults regarding the payment of Royalties, from the date of such undisputed payment default) until the greater of (a) the remainder of the then-current Contract Year and (b) the date that is six (6) months after the date of Licensor’s receipt of Licensee’s payment of such unpaid balance, increase [***] for Net Sales for such period.

(iii)	Licensee shall reimburse Licensor for Licensor’s costs of collection, including Licensor’s reasonable legal fees.

H.	Royalty Adjustment Amount. Subject to Exhibit J(H), within ten (10) Business Days following the end of each calendar quarter, prior to calculating Excess Cash (as defined in the LLC Agreement) or making any distributions to its members (including pursuant to Section 4.1 of the LLC Agreement) with respect to such quarter, Licensor shall deliver to Licensee: (i) a report setting forth, with respect to such calendar quarter, the amount of Licensor Royalties collected during the then-current calendar year through such quarter (or, if such quarter is the last quarter of the calendar year, the preceding calendar year through such quarter), together with all Licensor Royalties collected during prior calendar quarters (if any) of such calendar year, the Excess Licensor Royalties collected during the then-current calendar year through such quarter (or, if such quarter is the last quarter of the calendar year, the preceding calendar year through such quarter), and the aggregate Royalty Adjustment Amount payable to Licensee in such quarter in accordance with Exhibit J and this Section 4H (each, a “Royalty Adjustment Report”), and (ii) by wire transfer, any Royalty Adjustment Amount required to be paid by Licensor to Licensee in accordance with Exhibit J and this Section 4H.

I.	No Offsets. Except to the extent expressly provided for herein, neither Party shall be permitted to withhold or offset from payments due to the other Party any sums allegedly or actually due by such Party.

5	Term.

A.	Initial Term. This Agreement shall commence on the Effective Date and, subject to Section 5B, continue until the earlier of the expiration of the Initial Term (on which date the Initial Term shall automatically expire) and its termination in accordance with its terms.

B.	Renewal Term. The Term of this Agreement shall automatically and immediately renew for up to twelve (12) successive, consecutive Renewal Terms unless Licensee delivers written notice of its intent to terminate this Agreement upon the expiration of the then-current Term no later than twenty-four (24) months prior to expiration of the then-current Term; provided that, on the date that Licensee provides any such notice of renewal, Licensee must not be in breach of its obligations to timely pay Guaranteed Minimum Royalties and undisputed Royalties, or this Agreement is otherwise terminated in accordance with Section 17. Licensor and Licensee acknowledge and agree that the licenses granted to Licensee hereunder are not perpetual.

6	Design and Manufacture.

A.	Costs and Expenses. As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to its design and manufacture of Licensed Products by or on behalf of Licensee.

B.	Design Approvals. Neither Licensee nor its Affiliates shall require Licensor’s approval to update existing designs, or create and finalize new designs, of Licensed Products branded under one or more of the Marks where the quality of such updated or new designs is substantially consistent with the quality of the designs of Licensed Products that were sold by or on behalf of Licensee or its Affiliates in the Territory in the twelve (12) months immediately preceding the Effective Date.

C.	Tech Packs. Within thirty (30) days after (i) the Effective Date, (ii) the end of each season during each Contract Year (it being acknowledged and understood that, as of the Effective Date, Licensee has two annual seasons) and (iii) termination or expiration of the Term, Licensee shall deliver to Licensor digital copies of any Tech Packs in Licensee’s custody, possession or control as are reasonably requested by Licensor and that were developed by or on behalf of Licensee with respect to the design and manufacture of Licensed Products branded under the Marks (which Tech Packs, in the case of clause (i), are used for Licensed Products currently sold by Licensee as of the Effective Date, and, in the case of clause (ii) and clause (iii), were developed within the preceding season); provided that Licensor shall pay to Licensee any out-of-pocket costs agreed to by the Parties in advance and reasonably incurred by Licensee to prepare and deliver (to the extent any such Tech Packs are not in Licensee’s or any of its Affiliates’ custody, possession or control), or to digitize, any such copies of Tech Packs. If Licensee from time to time introduces additional collections outside of Licensee’s typical seasonal cadence, then upon Licensor’s reasonable request, Licensee shall also deliver digital copies of applicable Tech Packs to Licensor upon the same terms set forth in the preceding sentence. Licensee hereby grants Licensor a perpetual, sublicensable (solely to Licensor’s Affiliates, Non-Conflicting Third-Party Licensees and to any of Licensor’s, any of its Affiliates’ and any Non-Conflicting Third-Party Licensees’ distributors and service providers solely for their provision of goods or services to or on behalf of Licensor, Licensor’s Affiliates or Non-Conflicting Third-Party Licensees), non-exclusive and royalty-free license under any intellectual property rights in such delivered Tech Packs that Licensee has the right to license to Licensor (in accordance with the terms hereof) to use any such delivered Tech Packs for the purpose of promoting the Marks and products and services branded under the Marks in a manner consistent with the quality control provisions set forth in this Agreement.

D.	Manufacture. As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to the manufacture of Licensed Products by Licensee or its Permitted Sublicensees acting on behalf of Licensee. Licensee may subcontract manufacturing in its discretion, subject to the terms and conditions of this Agreement.

7	Distribution and Sales.

A.	Pricing. As between Licensor and Licensee, Licensee shall have sole discretion to set its pricing for the sale of Licensed Products branded under one or more of the Marks and Licensed Services, taking into account the prestige of the Marks and high-quality products associated therewith.

B.	Permitted Retailers.

(i)	Licensee and its Permitted Sublicensees may make sales of Licensed Products branded under one (1) or more of the Marks or Licensed Services through a catalog (whether or not digital) or through any digital retail channel of a Permitted Retailer (including through websites, applications or online (including social media) platforms), whether wholesale or non-wholesale, to or through any Permitted Retailers or directly to consumers in accordance with the terms of this Agreement.

(ii)	If Licensee wishes to make, directly or indirectly, any sales through a catalog (whether or not digital) or through a digital retail channel (including through websites, applications or online (including social media) platforms), whether wholesale or non-wholesale, to any person, other than a Permitted Digital Retailer or directly to a consumer (such other persons, each, a “New Digital Retailer”), Licensee shall provide Licensor with written notice thereof. Solely upon Licensor’s prior written approval of any such New Digital Retailer (such consent not to be unreasonably conditioned, delayed or withheld), Licensee and its Permitted Sublicensees shall be permitted to make sales to such New Digital Retailer in accordance with the terms of this Agreement and Exhibit C shall be updated to include such New Digital Retailer.

(iii)	If Licensee wishes to make, directly or indirectly, any sales through a wholesale or non-wholesale channel (other than through a catalog (whether or not digital) or digital retail channel) to any person, other than a Permitted Digital Retailer or directly to a consumer (such other persons, each, a “New In-Store Retailer”), Licensee shall provide Licensor with written notice thereof; provided that Licensee shall not make or agree to make any sales through any New In-Store Retailer in violation of any Existing Third-Party License. Solely upon Licensor’s prior written approval of any such New In-Store Retailer (such consent not to be unreasonably conditioned, delayed or withheld), Licensee and its Permitted Sublicensees shall be permitted to make sales to such New In-Store Retailer in accordance with the terms of this Agreement.

(iv)	If a particular person constituting a Permitted Retailer has engaged in activity related to the promotion or sale of Licensed Products or Licensed Services that would, if such activity were engaged by Licensee, constitute a material breach of this Agreement, or such activity would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of Licensed IPR, or any goodwill associated with any trademarks included in the Licensed IPR, then (i) Licensee shall promptly use commercially reasonable efforts to cause such Permitted Retailer to remediate such breach promptly and (ii) Licensor shall have the right to remove such person from the definition of Permitted Retailer, with such removal effective upon the date reasonably agreed to by Licensee and Licensor (but no later than the end of the applicable Contract Year); provided that, except in the event that doing so would irreparably harm the Marks or the reputation or goodwill associated with the Marks or the reputation and good standing of Licensor, Licensee shall have the right to fulfill any then-existing orders already received from such person, with any such sales counting toward Gross Sales for purposes of this Agreement.

C.	Brick-and-Mortar Sales.

(i)	As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to the operation of its Branded Stores.

(ii)	Licensee shall, and shall cause its relevant Affiliates to, operate any Branded Store in a manner that is in material compliance with Applicable Law and the terms of this Agreement. Licensee shall not, and shall cause its Permitted Sublicensees not to, advertise any “going out of business” or “all stores closing” sale at or for any of the Branded Stores without Licensor’s prior written approval (such approval by Licensor not to be unreasonably withheld); provided that nothing in this Agreement shall prohibit Licensee and its Permitted Sublicensees from, in their reasonable business judgment, conducting “store closing” and “everything on sale” or “everything must go” or similar clearance sales (or substantially similar messaging) with respect to particular store locations.

D.	Retail Platform Sales, Including Branded E-Com Sites.

(i)	Licensee shall provide Licensor with prompt notice of any new Branded Retail Platform or Licensee Retail Platform through which it is selling or offering to sell Licensed Products branded under one (1) or more of the Marks or Licensed Services, other than (a) those already identified on Exhibit D or (b) those that are created in connection with Licensee’s sale of (x) Corporate Uniforms branded under any of the Marks to an identified corporation or other organization (including sales to employees or others affiliated with an identified corporation or other organization) or (y) School Uniforms branded under any of the Marks to an identified school or collection of schools (or to students of such schools), in each case of (x) and (y), through a Branded Retail Platform or Licensee Retail Platform other than through a domain name or other platform already identified on Exhibit D (the Branded Retail Platform or Licensee Retail Platform referenced in (x) and (y), collectively, “Corporate and School Platforms”); provided that Licensee shall provide notice to Licensor of any newly created Branded Retail Platform or Licensee Retail Platform in (b) on an annual basis pursuant to its obligations in Section 10F.

(ii)	As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to the operation of its Branded Retail Platforms or Licensee Retail Platforms; provided that Licensor shall be solely responsible for all costs and expenses (including registration and renewal costs) relating to the maintenance of the Licensed IPR (including the domain names, telephone numbers and social media handles (and any accounts associated therewith)) included in Licensed IPR, and Licensor shall promptly reimburse Licensee for any applicable and reasonable out-of-pocket costs payable to third parties in connection therewith.

(iii)	Licensee shall not, and shall cause its relevant Affiliates not to, operate any Branded Retail Platform or any Licensee Retail Platform in a manner that is in breach of Applicable Law or the terms of this Agreement.

E.	Sales To or For Non-Conflicting Third-Party Licensees.

(i)	Licensor shall, upon Licensee’s request, use commercially reasonable efforts to encourage Non-Conflicting Third-Party Licensees to attend Licensee’s “markets” described in Section 7E(ii).

(ii)	[***], Licensee shall, at Licensee’s cost and expense, hold and operate “markets” where Licensee will provide to Non-Conflicting Third-Party Licensees (a) information concerning the Licensed Products branded under one or more of the Marks that Licensee plans to make available to such parties for purchase within the following season (“Market Products”) and (b) the opportunity to purchase (at the Non-Conflicting Third-Party Licensee’s expense) a representative sample line of such Market Products, with a limited and representative assortment of styles, colorways and sizes. Licensee shall use commercially reasonable efforts to facilitate Non-Conflicting Third-Party Licensees’ ability to place orders for Market Products for which Licensee is simultaneously placing purchase orders in production, on net payment terms that are comparable to the terms received by Licensee from the applicable manufacturer, [***]. Licensee’s obligation to facilitate the sale of Market Products to Non-Conflicting Third-Party Licensees shall be subject to [***].

(iii)	Licensor shall provide Licensee with reasonable prior notice of, and upon Licensee’s request shall use commercially reasonable efforts to procure that Licensee is invited to attend, any similar “markets” held or operated by any of its Non-Conflicting Third-Party Licensees which involve or include any products or services provided or proposed to be sold under any Marks in any jurisdiction of the world.

(iv)	Licensor shall not be liable or responsible for the execution or performance of any contractual or other commitments (including those under this Section 7E) between Licensee or its relevant Affiliate and any Non-Conflicting Third-Party Licensees.

(v)	Any sales by Licensee (or of its relevant Affiliates) to Licensor or Non-Conflicting Third-Party Licensees pursuant to this Section 7E shall be excluded from the definition of Gross Sales and shall neither be subject to payments of Royalties nor count towards satisfaction of any Guaranteed Minimum Royalty. Licensee shall not, and shall have no right to, off-set its Royalties or Guaranteed Minimum Royalties against any portion of any sale of a Licensed Product, its purchase of any Licensed Product or any costs or expenses incurred by Licensee or its relevant Affiliates in connection with this Section 7E. Additionally, all sales by Licensee of Licensed Products branded with a Mark on a consignment basis shall be royalty-free for Licensee so long as the applicable third party whose products are being sold on a consignment basis has an obligation to pay royalties directly to Licensor or Licensor’s designee.

(vi)	Upon the reasonable request of Licensor, Licensee shall, unless Licensee determines in its reasonable and good faith discretion that such listing would be inconsistent with (x) the presentation of a reasonable collection comprising an assortment of Licensed Products alongside a reasonable quantity of third-party products or (y) the types of products Licensee intends to list and sell on such Branded E-Com Site, permit a Non-Conflicting Third-Party Licensee to list and sell products branded under one or more of the Marks (other than Prohibited Products) on any Branded E-Com Site; provided that [***].

F.	Customer Information. To the maximum extent permitted by Applicable Law, Licensee shall, promptly following expiration or termination of this Agreement, share with Licensor the customer information (including, for the avoidance of doubt, contact information for school, corporate and other business customers) collected or received by Licensee and its Permitted Sublicensees in the course of making sales in connection with the rights granted to Licensee under this Agreement (such customer information permitted to be provided to Licensor, “Customer Information”). Notwithstanding anything to the contrary set forth herein, prior to Licensee and its Permitted Sublicensees delivering any Customer Information to Licensor, the Parties shall, acting reasonably and in good faith, enter into a data sharing agreement reflecting then-current Applicable Law if and to the extent necessary to provide such Customer Information in accordance with this Agreement.

G.	Customer Service. With respect to the sale of Licensed Products branded under one or more of the Marks or Licensed Services, Licensee shall, and shall cause its relevant Affiliates to, provide customers with customer service consistent in all material respects with the standards, and provide warranties at least as favorable as the terms, that are either (i) maintained by Licensee during the twelve (12) months prior to the Effective Date (and in any event in compliance with Applicable Law) or (ii) that is otherwise consistent with the then-current industry practice for manufacturers and sellers of Licensed Products or Licensed Services under comparable brands.

H.	Unauthorized Sales. If Licensee or its Permitted Sublicensees at any time makes any sales of Licensed Products or Licensed Services in breach of this Agreement to any unauthorized customer, then, without limitation of any and all rights and remedies which Licensor may have arising from such breach, Licensee shall pay to Licensor [***] (“Penalty Payments”), and such Penalty Payments shall not be applied towards satisfaction of any minimum thresholds or minimum payments under this Agreement. The Parties hereby agree that this liquidated damage provision is reasonable in light of the anticipated or actual harm caused by a breach of this Section 7, the difficulties of proof of loss, and the inconvenience or infeasibility of otherwise obtaining an adequate remedy.

I.	Sales to Affiliates. The Parties agree that Gross Sales are made, and Royalties accrue, only on sales by Licensee or any Affiliate of Licensee, or, as applicable, by a Permitted Sublicensee, to end customers, consumers or distributors that are not Affiliates of Licensee. Gross Sales exclude, and Royalties will not accrue on, any sales to any Affiliates of Licensee (or, as applicable, as between Permitted Sublicensee and their Affiliates) until a sale to end customers, consumers or distributors.

8	Promotion.

A.	Licensor Marketing. Notwithstanding anything to the contrary in this Agreement, Licensor may, at its own expense, conduct general marketing and promotion of the Marks (e.g., ‘halo marketing’) in the Territory; provided that Licensor shall not engage in any marketing or promotion that would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Marks.

B.	Licensee Marketing.

(i)	Licensee, at its own expense, shall be responsible for its own marketing and promotional initiatives specifically designed to market and promote the Marks, Licensed Products, Branded Stores and Branded Retail Platforms in the Territory throughout the Term (“Marketing Activities”). Licensee shall not engage in any marketing or promotion that would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Marks. Licensee shall use its reasonable efforts in good faith to undertake Marketing Activities to promote the Marks and Licensed Products and Licensed Services in the Territory in accordance with its business plan, which shall be in Licensee’s sole discretion.

(ii)	Without limiting the foregoing, Licensee shall, during the three (3) Contract Years following the Effective Date, spend [***] (the “Marketing Percentage”) [***], on payments made to third parties to market the Licensed Products and Licensed Services in the Territory. Such payments may include, by way of example, payments for: digital media (e.g., asset creation, boosting, YouTube / Instagram / TikTok videos, paid ads, viral challenges, and creating content, including organic and paid promotion on social media); digital advertising (search, email marketing and banners); catalogs (whether physical or digital); brand ambassadors & influencer partnerships (e.g., paid brand ambassadors, paid influencers, YouTubers, and TikTok creators); creative (e.g., production budgets for lifestyle photoshoots); experiential activations (e.g., performances by paid talent, QR codes that unlock exclusive content, and related activations, celebrity appearances, all of which are intended primarily to build brand affinity, drive foot traffic, and enhance the brand experience); traditional and paid advertising (e.g., all ads (but expressly excluding coupons) in distribution outside of stores to garner impressions, including advertising: newspapers, catalogs, television, radio, podcasts, online press release, digital ads, cost of executions including paid partnerships/stunts/placement, advertising and marketing agency spend if directly related to brand, exclusive advertising and umbrella marketing); and promotional events and giveaways. Licensee shall provide Licensor with annual reports identifying and substantiating such marketing payments and expenditures within thirty (30) days following the end of each Contract Year.

(iii)	After that initial three (3)-year period, and every three (3) years thereafter (or some other time agreed to by the Parties), the Parties shall meet to discuss Licensee’s Marketing Activities and any adjustments to the Marketing Percentage on a go-forward basis to reflect a level similar to similarly situated companies (taking into account digital and e-commerce activity and brick-and-mortar retail operations) in the specialty retail apparel industry; provided that if the Parties are unable to agree on such adjustments, then Licensee may in good faith adjust its Marketing Percentage to reflect a level similar to similarly situated companies (taking into account digital and e-commerce activity and brick-and-mortar retail operations) in the specialty retail apparel industry.

C.	Provision of Marketing Materials. Within thirty (30) days of the Effective Date, Licensee shall, at Licensor’s sole cost and expense, deliver to Licensor a digital copy of Marketing Materials in Licensee’s custody, possession or control as of the Effective Date that are reasonably requested by Licensor, which may include specified, reasonably limited amounts of archival materials. Thereafter, Licensee shall, (a) at the start of each season during the Contract Year, upon the reasonable request of Licensor, deliver to Licensor (or any Non-Conflicting Third-Party Licensee, as requested) copies, as reasonably available to Licensee at the time such request is made, of samples of Marketing Materials intended to be used by Licensee for the upcoming season, and (b) from time to time during the Term, upon the reasonable request of Licensor, deliver to Licensor (or any Non-Conflicting Third-Party Licensee, as requested) copies of specified, reasonably limited amounts of archival Marketing Materials in Licensee’s custody, possession or control, as are reasonably requested by Licensor. Licensee hereby grants Licensor a perpetual, sublicensable (solely to Licensor’s Affiliates, Non-Conflicting Third-Party Licensees and to any of Licensor’s, any of its Affiliates’ and any Non-Conflicting Third-Party Licensees’ distributors and service providers solely for their provision of goods or services to or on behalf of Licensor, Licensor’s Affiliates or Non-Conflicting Third-Party Licensees), non-exclusive and royalty-free license under any intellectual property rights in such delivered Marketing Materials that Licensee has the right to license to Licensor (in accordance with the terms hereof) to use any such delivered Marketing Materials for the purpose of promoting the Marks and products and services branded under the Marks in a manner consistent with the quality control provisions set forth in this Agreement. Licensor shall promptly reimburse Licensee for (i) the reasonable out-of-pocket costs of making additional copies of Marketing Materials requested by Licensor, and (ii) the actual incremental cost of distributing or exercising other rights needed to provide such materials (including any costs regarding the name, image or likeness of a third-party endorser) for Licensor and its permitted sublicensees, as applicable, to distribute, exercise or otherwise use such materials worldwide and in perpetuity, including in additional territories.

D.	[***].

E.	No Third-Party Endorsements. Neither Licensor nor Licensee shall, and each shall cause its relevant Affiliates not to, enter into any endorsement, sponsorship or other like agreement with any person or entity as it relates to the Marks or Licensed Products branded under one (1) or more of the Marks without engaging in good faith discussions with the other Party regarding the contemplated agreement. Without limiting the foregoing, when securing endorsement, sponsorship or marketing initiatives, Licensee and Licensor, as applicable, shall (and shall cause their respective Affiliates to) use reasonable efforts to secure global rights as part of such endorsement, sponsorship or marketing initiative (provided that no Party shall be responsible for jurisdiction-related incremental fees or costs that relate to jurisdiction in which such Party does not have the right to sell Licensed Products).

9	Quality Control.

A.	High-Quality Licensed Products. Licensee represents, warrants and undertakes that all Licensed Products and Licensed Services that are sold and offered for sale by or on behalf of Licensee pursuant to the rights granted to Licensee under this Agreement under one (1) or more of the Marks shall, and Licensor represents, warrants and undertakes that it shall require, and use its commercially reasonable efforts to cause, all products branded under one (1) or more of the Marks sold by or on behalf of any Non-Conflicting Third-Party Licensees (other than products supplied by Licensee to such Non-Conflicting Third-Party Licensee) to, in each case, (a) be of a quality reasonably consistent with the standard of quality (including with respect to the design, material and workmanship) of the Licensed Products or Licensed Services sold or provided by Licensee and its Affiliates in the twelve (12) months immediately preceding the Effective Date and (b) comply with the Brand Guidelines & Standards. Licensee shall use its commercially reasonable efforts to ensure that any Licensee Retail Platforms through which it markets, promotes, distributes or sells Licensed Products branded under any of the Marks or Licensed Services are of a quality reasonably consistent with the quality of the Branded Retail Platforms existing as of the Effective Date. Licensor shall require, and shall use its commercially reasonable efforts to cause, that any public-facing catalog (whether hard-copy or digital), website, software application or online (including social media) platform used by Licensor or any of Licensor’s licensees to market, promote, distribute or sell products or services under any of the Marks are of a quality reasonably consistent with the quality of the Branded Retail Platforms existing as of the Effective Date. Licensor shall not sell or market any Prohibited Products under or in connection with any Marks, and shall prohibit, and shall use its commercially reasonable efforts to prevent, its licensees from selling or marketing any Prohibited Products under or in connection with any Marks.

B.	Seconds. Licensee shall not distribute or sell any materially damaged goods under any Mark without Licensor’s prior written approval (such approval by Licensor not to be unreasonably withheld), it being understood that Licensee may continue to sell Licensed Products as “seconds” in a manner reasonably consistent with its past practice.

C.	Compliance with Applicable Law and Standards. Licensee undertakes to Licensor that Licensee, in the exercise of its rights and the performance of Licensee’s obligations (including those of its Permitted Sublicensees) under this Agreement, and Licensor shall require, and shall use its commercially reasonable efforts to cause, each Non-Conflicting Third-Party Licensee, in the exercise of such Non-Conflicting Third-Party Licensee’s rights and the performance of its obligations (including those of its Affiliates, to the extent applicable) under each applicable Non-Conflicting License (other than with respect to the manufacture of products supplied by Licensee, which are nonetheless subject to Licensee’s obligations hereunder) to be in compliance with:

(i)	all Applicable Laws, including relating to customs requirements and country of origin regulations, health and safety, flammability, the environment and use of chemicals, employment and anti-discrimination, consumer rights and disclosures, such as truth-in-marketing and fiber content labeling laws, anti-bribery, anti-corruption, anti-child labor, and anti-modern slavery; and

(ii)	the applicable industry standards, including reasonable efforts to ensure that all products designed, manufactured, distributed, sold and promoted in connection with this Agreement or, a Non-Conflicting Third-Party License, as applicable, are manufactured without the use of child labor or prison labor, and in compliance with reasonable industry standards concerning health and safety and animal testing, and, in each case, shall notify the other Party in writing if it becomes aware of any actual or suspected material breach of this Section 9C. Licensee shall, and shall cause its relevant Affiliates to, and Licensor shall cause each Non-Conflicting Third-Party Licensee and its respective Affiliates (to the extent applicable) to, use commercially reasonable efforts to, make any changes to its use of the Licensed IPR or any product incorporating or being marketed under the Licensed IPR (including the design and manufacture of such products) where Licensor in good faith determines that such change is required to comply with Applicable Law.

D.	Complaints. Each Party shall promptly inform the other Party in writing of any written complaint by any governmental or other regulatory or self-regulatory body relevant to, in the case of Licensee, the Licensed Products branded under one (1) or more of the Marks, and in the case of Licensor, any product sold by a Non-Conflicting Third-Party Licensee pursuant to a Non-Conflicting License (including the status and resolution thereof) and provide the other Party with copies of all relevant correspondence and any other information or documents requested by such Party; provided that neither Party shall be required to disclose to the other Party any information that would cause it to waive or otherwise jeopardize any legal or attorney-client privilege, work product doctrine, or other privilege or protection under Applicable Law.

E.	Inspections. During the Term and any Sell-Off Period, upon Licensor’s reasonable request in writing, during regular business hours with at least fourteen (14) days’ advance notice, and no more than [***], Licensee shall permit (and procure the permissions to enable), at Licensor’s sole cost, a representative of Licensor that is not an Affiliate of Licensor, and that is subject to confidentiality restrictions reasonably agreed to by Licensee, to inspect any of Licensee’s and its Affiliates’ and Manufacturer’s offices, showrooms, warehouses or other facilities which are involved in design, manufacture, storage, distribution, sale or promotion of Licensed Products. Licensor shall take (and cause the auditor to take) all commercially reasonable actions as reasonably requested by Licensee or otherwise necessary to minimize any unnecessary disruption to Licensee’s and its Affiliates’ businesses during the course of any such inspection. Following any such inspection, Licensee shall, and shall cause its relevant Affiliates or Manufacturers to, make any changes to the design, manufacture or use of the Licensed Products as reasonably requested by Licensor acting in good faith so long as such changes are necessary for Licensee to comply with its obligations set forth in Sections 9A, 9B and 9C. Notwithstanding the foregoing, Licensor shall be permitted to conduct additional inspections pursuant to and consistent with the terms and conditions of this Section 9E to ensure that any such requested changes necessary for Licensee to comply with such obligations have been implemented to the satisfaction of Licensor. In addition, Licensee shall provide to Licensor [***] any material report or other material finding from any of Licensee’s third-party auditors that identifies any material deficiency in respect of Licensee’s design, manufacture, storage, distribution, sale or promotion of Licensed Products or Licensed Services.

10	Reports and Plans.

A.	Royalty Reports. Within fifteen (15) days after the end of each Royalty Period (or of any Sell-Off Period), Licensee shall provide Licensor with a report, in such form as Licensor reasonably requests, setting out at least the following detail and such additional details as Licensor reasonably requests:

(i)	the total Outfitters & Wholesale Sales, Digital Marketplace Sales, DTC Sales and Non-Branded Product Sales made during the Royalty Period, including broken down by jurisdiction and, in the case of Outfitters & Wholesale Sales, and Digital Marketplace Sales, by Permitted Retailers;

(ii)	Gross Sales and Net Sales for such Royalty Period, including broken down by Licensee and each Affiliate (as relevant), by Outfitters & Wholesale Sales, Digital Marketplace Sales, DTC Sales and Non-Branded Product Sales;

(iii)	the Royalties payable for that Royalty Period; and

(iv)	solely for reports covering the last Royalty Period in a GMR Period, the total Balancing Payments made in respect of the GMR Period, if applicable.

B.	Quarterly Financial Reports. Within sixty (60) days after the end of each GMR Period of the Term (or of any Sell-Off Period), Licensee shall deliver to Licensor a copy of its unaudited financial statements covering such GMR Period; provided that quarterly financial statements filed with the Securities and Exchange Commission (“SEC”) shall be deemed delivered to Licensor, and shall be deemed to satisfy the foregoing requirements described in this Section 10B.

C.	Annual Reports. Within sixty (60) days after the end of each Contract Year of the Term (or of any Sell-Off Period), Licensee shall deliver to Licensor:

(i)	statements presenting Gross Sales and Net Sales for the preceding Contract Year, presented (a) on a consolidated basis, (b) by Branded Store, (c) by Branded E-Com Site and (d) by telephone (if any); and

(ii)	a report identifying and substantiating its expenditure on Marketing Activities during such Contract Year.

D.	Sales and Marketing Plans. No later than forty-five (45) days before the start of each Contract Year of the Term (but within thirty (30) days following the Effective Date as it relates to Contract Year 1), Licensee shall deliver to Licensor [***]. During each Contract Year of the Term, Licensee shall provide [***]. In addition, on a quarterly basis, the Parties shall convene (at a time and place mutually agreed to by the Parties, including by videoconference) to discuss Licensee’s planned significant marketing campaigns and other key marketing initiatives for the upcoming quarter.

E.	Manufacturers. Within sixty (60) days after the end of each Contract Year of the Term, Licensee shall deliver to Licensor a list of all Manufacturers and the annual amount of purchases by product category of Licensed Products associated with each such Manufacturer in such preceding Contract Year.

F.	Corporate and School Platforms. Within sixty (60) days after the end of each Contract Year of the Term, Licensee shall deliver to Licensor a list of all Corporate and School Platforms through which Corporate Uniforms or School Uniforms to the extent the Corporate Uniforms or School Uniforms are branded under any of the Marks, as applicable, were sold during such Contract Year.

G.	Audited Financials. Within ten (10) days following issuance of Licensee’s annual audited financial statements each Contract Year of the Term, Licensee shall deliver a copy of such financial statements to Licensor; provided that audited financials filed with the SEC shall be deemed delivered to Licensor, and shall be deemed to satisfy the requirements described in this Section 10G.

H.	Form of Reports. All statements and reports delivered by Licensee or Licensor pursuant to this Agreement shall be:

(i)	signed and certified by the delivering Party’s Chief Financial Officer or his designee as accurate;

(ii)	delivered by the delivering Party in electronic or other formats reasonably requested by the receiving Party; and

(iii)	in a form reasonably requested by the receiving Party (and broken down into categories or other forms of information or detail as the receiving Party may reasonably request).

I.	Confidential Terms. For the avoidance of doubt, all non-public forecasts, plans and other information shared with Licensor or its representatives (whether written or oral) pursuant to this Section 10 shall constitute Confidential Information and be subject to Section 12.

11	Intellectual Property Rights.

A.	Ownership.

(i)	Licensed IPR. Licensee acknowledges and agrees that: (a) the Licensed IPR are the proprietary rights of Licensor, and no right is granted under this Agreement other than those expressly set out in this Agreement; (b) unauthorized use of the Licensed IPR may cause irreparable damage or injury to Licensor; and (c) any goodwill arising from Licensee’s use of the Licensed IPR shall inure to the sole and exclusive benefit of Licensor.

(ii)	Developed IPR. As between the Parties, Licensor shall exclusively own all of the Licensed IPR, as well as adaptations, modifications, enhancements or improvements thereto (including any trademarks that incorporate, modify, or are adaptations, translations, or transliterations of the Marks and any copyright and related rights to the extent included therein), together with all associated goodwill, in all cases, that are created by Licensee during the Term (“Developed IPR”). Licensee hereby irrevocably transfers and assigns (and shall ensure that each of its Permitted Sublicensees irrevocably transfer and assign, on the terms and conditions included in this Section 11A) to Licensor any and all rights, title and interest in Developed IPR (including copies of all physical or digital embodiments of such Developed IPR) that come into existence as of and after the Effective Date. Licensee shall (and shall cause each Permitted Sublicensee to) execute all documents as Licensor may request to obtain the full benefit of such assignment and transfer. Upon creation, all such Developed IPR shall be deemed to form part of the Licensed IPR. If and to the extent that the transfer of all or part of the Developed IPR to Licensor is not fully effected by this Agreement or if additional requirements are necessary to effect such transfer, Licensee herewith grants to Licensor in advance, and Licensor hereby accepts, a free, unlimited, worldwide and exclusive license to use and exploit such Developed IPR as of the moment of creation of such Developed IPR until any and all such additional requirements for the full transfer and assignment of such Developed IPR from Licensee to Licensor have been executed and effectuated. For the avoidance of doubt, all intellectual property rights (other than Developed IPR) developed or acquired by or on behalf of Licensee or any of its Affiliates shall remain, as between the Parties and their respective Affiliates, owned by Licensee or its applicable Affiliate, as applicable.

(iii)	Creation of Developed IPR. To the extent that any of Licensee’s and its Permitted Sublicensees’ employees or contractors create, author, invent, develop or design any Developed IPR, Licensee shall, and shall cause its Permitted Sublicensees to, ensure that such employees and contractors have a prior written agreement in place under which ownership of all such Developed IPR vests in and to Licensor (or to Licensee or its Affiliate subject to immediate and automatic assignment of such rights to Licensor in accordance with the ownership rights provided under this Section 11A) and irrevocably waiving in favor of Licensor all rights of integrity, attribution paternity rights and all other similar “moral rights” relating to such Developed IPR.

(iv)	Licensee Developed IPR. As between the Parties, Licensee shall own any and all intellectual property rights, in each case, owned, created, authored, invented, developed, designed or otherwise obtained by or on behalf of Licensee or its Permitted Sublicensees, including with respect to the design or manufacture of any Licensed Products, other than the Developed IPR. Notwithstanding the foregoing, Licensee shall not obtain any ownership interest in the Marks.

B.	Registration. Licensee shall not, and shall cause its relevant Affiliates not to, directly or indirectly apply to (or encourage any third party to apply to) register any Licensed IPR, or any trademarks that incorporate any Marks, or any confusingly similar derivatives, imitations, translations or transliterations of any Marks. If Licensee or any of its Affiliates should apply to register any trademarks in breach of this Section 11B, then Licensee or its Affiliate, as applicable, shall be deemed to have acted as an agent for the benefit of Licensor, and Licensee hereby assigns (and shall ensure that its relevant Affiliates hereby assign) to Licensor all such registrations and applications, with full title guarantee, free from encumbrances and for no consideration. Licensee shall (and shall cause relevant Affiliates to) execute all documents requested by Licensor to assign all right, title and interest in and to such registrations and applications to Licensor. Notwithstanding the foregoing, Licensee may, from time to time, submit a written request to Licensor that any new trademarks that incorporate any Marks, or any variation, derivative, imitation, translation or transliteration of the Marks be added to the scope of the Licensed IPR. Licensor shall promptly review and respond to any such request and shall not unreasonably withhold or delay its consent thereto, and upon such written consent, the definitions of “Licensed IPR” and “Marks” shall automatically be updated to include such additional trademarks. Licensor shall not, and shall cause its relevant Affiliates not to, directly or indirectly apply to (or encourage any third party to apply to) register any Licensed IPR, or any trademarks that incorporate any Marks, or any confusingly similar derivatives, imitations, translations or transliterations of any Marks, if the registration thereof would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of Licensed IPR, or any goodwill associated with any trademarks included in the Licensed IPR.

C.	Prosecution and Defense of Registered IPR. Licensor shall, at its own cost and expense, use its commercially reasonable efforts to, in the Territory, apply for, prosecute, maintain, renew and defend the Licensed IPR, including each registration and application for registration of the registered Licensed IPR within the Territory, including by (i) making applicable filings and paying applicable fees reasonably necessary to prosecute, maintain and renew such applications and registrations, and (ii) defending against applicable claims that any Licensed IPR is invalid (including, where reasonably necessary or advisable to protect the validity of the Licensed IPR, through litigation), in each case of clauses (i) and (ii), in the classes of goods that cover the Licensed Products. Licensor shall use its reasonable discretion to determine whether any action described in the foregoing sentence is commercially reasonable, taking into account the materiality of the applicable item of Licensed IPR and the relevant jurisdiction. The Parties will work together in good faith to address situations in which Licensee believes that Licensor fails to comply with its obligations in the immediately preceding sentence. Without limiting the foregoing, any (a) failure of Licensor to comply with its obligations under this Section 11C within thirty (30) days after receiving written notice from Licensee or (b) abandonment of Licensor’s ownership rights in any Licensed IPR in the Territory for Licensed Products during the Term in violation of this Section 11C, shall each (in the case of clauses (a) and (b)), be deemed a breach that permits Licensee to seek monetary damages commensurate with any actual or consequential damages sustained by Licensee therefrom. Effective upon the expiration or termination of a registration for any material Mark that is (or was, prior to such expiration or termination) registered in the Territory in the classes of goods that cover the Licensed Products and that continues to be used by Licensee or its Permitted Sublicensees in connection with any of its Licensed Products, which expiration or termination is due to Licensor’s or its Affiliates’ failure to renew or maintain such registration, except to the extent the Parties have otherwise agreed in writing, Licensor hereby assigns to Licensee all of its rights, title and interest in such Mark solely within the jurisdiction where such Mark was registered, including all goodwill appurtenant thereto, and shall cooperate and otherwise do all things reasonably requested by Licensee (at Licensee’s cost) to facilitate Licensee’s application and registration of such Mark in its own name or in the name of an Affiliate of Licensee designated by Licensee.

D.	Samples. Upon Licensor’s reasonable written request, Licensee shall, at Licensor’s sole expense, deliver samples of Licensed Products branded under one or more of the Marks, and copies of packaging materials or Marketing Materials, for Licensor’s use in connection with Licensed IPR prosecution or enforcement purposes.

E.	No Challenges. Licensee shall not, and shall cause its relevant Affiliates not to, challenge the validity or enforceability of any Licensed IPR. Licensee acknowledges and agrees that the Marks are protectable (where registered from time to time), valid and distinctive.

F.	Brand Guidelines & Standards. The Parties agree to be bound by written brand standards and written brand guidelines concerning the Marks, each of which is attached hereto as Exhibit F (as may be updated in accordance with this Section 11F, collectively, the “Brand Guidelines & Standards”). Licensee represents that the standards and guidelines identified on Exhibit F have been in effect during the twelve (12) months prior to the Effective Date. Each Party shall (i) ensure that its use of the Marks complies with the Brand Guidelines & Standards, (ii) include in any new license or, in the case of Licensee, sublicense agreements with its licensees or, in the case of Licensee, sublicensees, as applicable, obligations to use and display Marks in compliance with the Brand Guidelines & Standards, and (iii) use its commercially reasonable efforts to cause its respective licensees and, in the case of Licensee, sublicensees to use and display the Marks only in compliance with the Brand Guidelines & Standards; provided that any violation of or non-compliance with the Brand Guidelines & Standards by a licensee under any Existing Third-Party Licenses as of the Effective Date shall not be considered a breach of this Agreement by Licensor unless Licensor has failed to comply with its obligations under clauses (ii) and (iii) of this sentence. From time to time, either Party may propose updates or modifications to the Brand Guidelines & Standards, and such updates or modifications to be subject to the Parties’ mutual written approval, which may not be unreasonably conditioned, delayed or withheld.

G.	Use of the Marks. Licensee shall not use (and shall not sublicense the use of):

(i)	any Mark as part of a combination trademark with any other trademark without the prior written approval of Licensor not to be unreasonably conditioned, delayed or withheld; and by way of example, it shall be reasonable for Licensor to withhold such approval if Licensee and its Affiliates use the Marks in combination with any third party’s trademark, name, logo or brand in connection with a product collaboration and (x) such third party’s trademark, name, logo or brand does not maintain a reputation and standing at least as high as the Marks being used in connection therewith or (y) such collaboration would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Marks;

(ii)	any Mark in a manner that does or may weaken, invalidate, damage, make generic or be detrimental to the Marks or the reputation or goodwill associated with the Marks or the reputation and good standing of Licensor; or

(iii)	any Mark as part of a corporate name not in existence as of the Effective Date, without the prior written approval of Licensor, provided that such approval may not be unreasonably conditioned, delayed or withheld.

H.	Domain Names, Social Media and Telephone Numbers.

(i)	Absent Licensor’s prior written consent, which may not be unreasonably conditioned, delayed or withheld, Licensee shall not register or acquire a new domain name, social media handle or telephone number that incorporates any Mark, other than (a) consistent in all material respects with Licensee’s use of such Marks as of the Effective Date or (b) in the operation of the Branded E-Com Sites as permitted under this Agreement. In the event that Licensor grants any such consent for any such domain name, social media handle or telephone number (which shall be owned by Licensor and become part of the Licensed IPR), and for any domain name, social media handle or telephone number included in the Licensed IPR as of the Effective Date, then, (1) if permitted by the rules and procedures of the applicable domain name registrar, social media platform or telephone provider or carrier, Licensor shall own (or otherwise serve as official registrant of) the domain name, social media platform or telephone number in its own name, (2) Licensee shall have the exclusive right to use such domain name, social media handle or telephone number under license pursuant to the terms of this Agreement during the Term and (3) (A) following Licensor’s good faith provision of notice that it intends to terminate the Agreement in accordance with Section 17A (provided that Licensee has not cured any such breach), (B) upon the occurrence of an Insolvency Event or (C) within ten (10) days of the expiration or termination of this Agreement in accordance with Section 5B, Licensee shall, upon Licensor’s reasonable request, provide Licensor with then-current passwords and other login information needed to access the accounts for such assets (without limiting the foregoing clause (2) regarding Licensee’s exclusive right to use such assets). If the rules and procedures of the applicable domain name registrar, social media platform or telephone provider or carrier do not permit such ownership and license arrangement, then Licensee shall serve as owner (or registrant) of the applicable domain name, social media handle or telephone number and, in any such case, Licensee shall: (x) not transfer the domain name, social media account or telephone number to any person or entity other than its Affiliates or Licensor; (y) (A) following Licensor’s good faith provision of notice that it intends to terminate this Agreement in accordance with Section 17A (provided that Licensee has not cured any such breach), (B) upon the occurrence of an Insolvency Event or (C) within ten (10) days of the expiration or termination of this Agreement in accordance with Section 5B, provide Licensor, upon Licensor’s reasonable request, with then-current passwords and other login information needed to access the accounts for such assets (without limiting clause (2) in the foregoing sentence regarding Licensee’s exclusive right to use such assets) and (z) upon the expiration or termination of this Agreement, immediately transfer to Licensor the domain name, social media account or telephone number, and provide Licensor with any applicable passwords and other login information needed to access the accounts for such assets.

(ii)	Notwithstanding the foregoing, throughout the Term, (a) Licensor shall provide to Licensee (or its designee) the exclusive right to use, and exclusive control of, all domain names, social media handles and telephone numbers (and the applicable accounts pursuant to which any of the foregoing are controlled) included in the Licensed IPR, (b) Licensor shall provide Licensee with all information not already held by Licensee to provide Licensee with exclusive control of such domain names, social media handles and telephone numbers (and accounts), and (c) Licensor shall not, and shall cause its Affiliates not to, access or interfere with the websites, accounts or non-public content or information provided or made available through such domain names, social media handles or telephone numbers (or accounts). Without limiting Section 20C, the Parties hereby agree that any such unauthorized access to or interference with Licensee’s use of such domain names, social media handles or telephone numbers (or accounts) may cause irreparable harm to Licensee and that Licensee shall be entitled to injunctive or other equitable relief pursuant to Section 20C, as well as monetary damages.

I.	Infringements and Counterfeits.

(i)	Each Party shall inform the other of any counterfeiting, infringement, dilution, imitation, unauthorized or illegal use or other violation of any of the Licensed IPR (any or all of the foregoing, “Infringements”), and shall reasonably cooperate with one another to prevent such Infringements, including as to whether and how to enforce the Licensed IPR to protect the Marks and the goodwill associated therewith. Licensor shall have the first right to decide whether or not to take, and to implement, any enforcement or other decisions in connection with any Infringements, in each case, at its sole cost. Licensee shall cooperate with Licensor in connection therewith. Licensor shall keep Licensee reasonably informed of all developments and shall retain one hundred percent (100%) of all compensation, proceeds and recoveries recovered in connection with any such enforcement action, other than to reimburse Licensee for its reasonable out-of-pocket expenses (including reasonable attorneys’ fees for outside counsel) incurred in connection with its cooperation with Licensor in connection therewith.

(ii)	If Licensor chooses not to take any action in connection with any such Infringement with respect to the Territory, Licensor shall notify Licensee. If Licensee disagrees with Licensor’s decision, then following good faith consultation with Licensor, Licensee shall have the right to take action solely in the Territory, unless Licensor has a good-faith belief that such action would reasonably impair the value of any Licensed IPR (whether in or outside of the Territory). Licensor shall cooperate with Licensee in connection therewith to the extent reasonably necessary to establish or maintain standing. Licensee shall keep Licensor reasonably informed of all developments and, unless otherwise agreed in writing, shall retain one hundred percent (100%) of all compensation, proceeds and recoveries recovered in connection with such enforcement action, other than (a) to reimburse Licensor for its reasonable out-of-pocket expenses (including reasonable attorneys’ fees for outside counsel) incurred in connection with its cooperation with Licensee in connection therewith and (b) such portion reasonably attributable to Licensee’s Royalty obligations that would be due to Licensor based on applying the applicable Royalty rate to the portion of Licensee’s recovery that is awarded as a replacement for lost Gross Sales.

(iii)	Notwithstanding anything to the contrary herein, Licensor shall have the exclusive right, as determined in its sole discretion, to enter into any settlement of any action brought by either Party in connection with any Infringement or otherwise in connection with the defense or enforcement of the Licensed IPR; provided that Licensor shall not enter into any settlement that (a) has a material adverse effect on Licensee’s rights under this Agreement or (b) requires Licensee to make any monetary payment not fully covered by Licensor, in each case, without the prior written consent of Licensee, not to be unreasonably withheld, conditioned or delayed.

12	Confidentiality.

A.	Recognizing that Confidential Information is a valuable asset and the harm that may befall the Disclosing Party if any of its Confidential Information is disclosed, the Receiving Party agrees that, during and after the Term, the Receiving Party shall hold all of the Disclosing Party’s Confidential Information in strict confidence and not use or otherwise disclose any such Confidential Information to any third parties without having received the Disclosing Party’s prior written consent and a written agreement from such third party to maintain such Confidential Information in confidence. Notwithstanding the foregoing, the Receiving Party may share the Disclosing Party’s Confidential Information if and as reasonably necessary:

(i)	(x) to the Receiving Party’s actual or prospective lenders or debt financing sources to the extent required pursuant to the terms of the applicable debt financing arrangements, (y) for the Receiving Party’s legitimate and good faith business needs with its actual or prospective lenders or debt financing sources, attorneys or accountants, or (z) to any rating agency when required by it in connection with obtaining or maintaining corporate credit ratings for the Receiving Party or one or more of its subsidiaries; subject in each of the foregoing clauses (x), (y) and (z) to any such third parties first agreeing in writing to maintain the Confidential Information as strictly confidential;

(ii)	for the purposes of defending or enforcing a Party’s rights under this Agreement; or

(iii)	to comply with Applicable Law or the rules of a listing authority or stock exchange to which any Party is subject or submits, or to comply with any valid order given by any court, supervisory authority or governmental authority with relevant powers to which any Party is subject or submits; provided that in such circumstances the Receiving Party shall promptly notify the Disclosing Party of such circumstance in writing to enable the Disclosing Party, at the Disclosing Party’s discretion, to seek a protective order or other appropriate remedy and the Receiving Party shall reasonably cooperate with respect to any such effort by the Disclosing Party.

B.	At the end of the Term, the Receiving Party shall, and shall cause the other persons to whom it disclosed Confidential Information of the Disclosing Party or to whom Confidential Information of the Disclosing Party was disclosed at its request to, immediately and at its own cost and expense, without keeping copies, except to the extent required to comply with the Receiving Party’s obligations under mandatory provisions of Applicable Law:

(i)	return to the Disclosing Party all documents containing Confidential Information of the Disclosing Party;

(ii)	destroy all reports, analyses, compilations, studies or other materials which contain or have been derived from or otherwise reflect any Confidential Information of the Disclosing Party;

(iii)	expunge all Confidential Information of the Disclosing Party from any of its computers or other devices containing such Confidential Information; and

(iv)	upon written request by the Disclosing Party, deliver to the Disclosing Party a certificate duly signed confirming that the obligations contained in this Section 12B have been complied with.

13	Indemnification.

A.	Licensee Indemnification. Licensee shall indemnify and hold harmless Licensor, its Affiliates and licensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensor, together with all of the foregoing, the “Licensor Indemnitees”) from and against any and all claims, losses, liabilities, damages and expenses (including court costs and reasonable legal fees) for which each Licensor Indemnitee becomes or may become liable or be compelled to pay in connection with any third-party claim or allegation related to:

(i)	any of Licensee’s breaches, acts or omissions in connection with its performance under this Agreement (including, for the avoidance of doubt, any acts or omissions of Licensee’s Affiliates) or any breach of its promises, obligations, representations or warranties under this Agreement;

(ii)	Licensee’s exploitation of the licenses granted to it under this Agreement putting Licensor in breach of any Existing Third-Party License;

(iii)	Licensee’s gross negligence, willful misconduct or failure to comply with Applicable Law; or

(iv)	until the eighteen (18)-month anniversary of the Effective Date, any claim or allegation that the use or display of the Licensed IPR by Licensee or its Permitted Sublicensees (a) within the Territory and (b) in any other country in which Licensee or its Permitted Sublicensees makes sales of Licensed Products branded under the Marks in which country the applicable Marks are subject to a registration as of the Effective Date, in the case of (a) and (b) in a manner consistent with the manner used by Licensee within one (1) year immediately prior to the Effective Date, infringes, conflicts with, or otherwise violates the intellectual property rights of a third party.

B.	Licensor Indemnification. Licensor shall indemnify and hold harmless Licensee and its Affiliates and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensee, together with all of the foregoing, the “Licensee Indemnitees”) from and against any and all claims, losses, liabilities, damages and expenses (including court costs and reasonable legal fees) for which each Licensee Indemnitee becomes or may become liable or be compelled to pay in connection with any third-party claim or allegation related to:

(i)	any of Licensor’s breaches, acts or omissions in connection with its performance under this Agreement or any breach of its promises, obligations, representations or warranties under this Agreement;

(ii)	Licensor’s gross negligence, willful misconduct or failure to comply with Applicable Law; or

(iii)	commencing on the eighteen (18)-month anniversary of the Effective Date, any claim or allegation that the Licensed IPR (or Licensee’s or its Permitted Sublicensees’ use or display thereof in accordance with this Agreement within the Territory) infringes, conflicts with or otherwise violates the intellectual property rights of a third party.

14	Insurance.

A.	Licensee, at its sole cost and expense, shall procure and maintain throughout the Term and for a period of [***], comprehensive general liability insurance (including [***]) to defend and protect against claims arising from Licensee’s acts or omissions under or relating to this Agreement. Licensee shall obtain such insurance from a carrier reasonably acceptable to Licensor, in an amount [***]. Each policy required hereunder shall name Licensor as an additional insured and, if any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to Licensor. Licensee shall require the insurance carrier to provide at least thirty (30) days’ written notice to Licensor of any modification, cancellation, renewal or replacement of any insurance policy required hereunder.

B.	Within five (5) Business Days following the Effective Date, Licensee shall deliver to Licensor a certificate of insurance confirming the coverages required in Section 14A; provided that, if Licensor does not receive such a certificate during such time frame, then this shall not constitute a waiver of any of Licensee’s obligations in Section 14A.

C.	Licensee’s indemnification obligations under this Agreement shall not be limited by insurance requirements in this Section 14.

15	Audit Rights.

A.	Books and Records. Licensee shall prepare and maintain throughout the Term, and for six (6) years thereafter, complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement (including accurate contemporary electronic records of all sales of Licensed Products branded under one or more of the Marks made through Branded Stores, Branded Retail Platforms or otherwise), in accordance with generally accepted accounting principles and with this Agreement and in a manner which will enable Licensor’s representatives to audit the same.

B.	Audit Right. Licensor’s representatives may, during regular business hours with at least two (2) Business Days’ advance notice, during the Term and for one (1) year thereafter, not more than [***], inspect, copy or audit Licensee’s and its Affiliates’ books of account and records and examine and copy any or all documents and materials reasonably related to this Agreement. Any such audit commenced within such period may continue through completion in the ordinary course. Licensee shall provide its reasonable cooperation with any such inspection or audit, at Licensor’s sole cost and expense, including by responding reasonably promptly to any inquiries or providing any information or material requested by Licensor (or Licensor’s representatives) in connection therewith.

C.	Underpayments. If any audit of Licensee’s books and records discloses an underpayment by Licensee under this Agreement (including of the Royalties), Licensee shall immediately pay to Licensor, the amount of such underpayment, plus [***].

16	Representations, Warranties and Covenants.

A.	Mutual Representations. Each Party represents and warrants to the other Party that:

(i)	it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with, violate or breach, or constitute a default under any of its contractual obligations; and

(iii)	there is no pending or threatened litigation that may affect its ability to fully perform its obligations herein.

B.	Compliance with Law. Licensee represents, warrants and covenants to Licensor that its design, manufacture, distribution, sale or promotion of Licensed Products branded under one or more of the Marks and Licensed Services, operation of Branded Stores and operation of Branded Retail Platforms shall materially comply with all Applicable Law.

C.	No Other Representations. Except if and as expressly set forth in this Agreement, neither Party has made nor is making any representation or warranty hereunder. Without limiting the foregoing, Licensor has not made, and does not make, any representation or warranty to Licensee in any way concerning projections, sales, Net Sales or profits which Licensee should expect under this Agreement.

17	Termination.

A.	Licensor’s Right to Terminate. Licensor shall have the right to terminate this Agreement (or any Sell-Off Period) only upon notice to Licensee, if (x) Licensee breaches an obligation to make any payments of Guaranteed Minimum Royalties under this Agreement and such payment is not made within forty-five (45) days following Licensee’s receipt of written notice from Licensor of such breach, or (y) Licensee breaches an obligation to make any undisputed payment required under this Agreement and such payment is not made within sixty (60) days following Licensee’s receipt of written notice from Licensor of such breach with respect to such undisputed payment; provided, that, if Licensor has committed a breach of its obligations to pay any Royalty Adjustment Amount in accordance with Section 4H, Licensee’s cure period under this Section 17A shall be extended through and including the date that is five (5) Business Days following Licensor’s payment of all such Royalty Adjustment Amounts due to Licensee.

B.	Termination Without Prejudice. Any termination right exercised by Licensor under this Agreement shall be without prejudice to or waiver of any other remedy which Licensor may have arising in connection with any breach of this Agreement by Licensee.

C.	Insolvency Events. If Licensee experiences an Insolvency Event, then, to the fullest extent enforceable under Applicable Law, no insolvency practitioner, liquidator, administrator, administrative receiver, receiver, debtor-in-possession, trustee or other person charged with responsibility for taking custody of or realizing the value of Licensee’s assets or business, may continue, assign or transfer this Agreement or exploit, commercialize or use the Licensed IPR; provided that this Section 17C shall (i) not prohibit Licensee or any debtor-in-possession from using the Licensed IPR in the ordinary course of its business and (ii) be subject to, and shall not operate in any way to limit, the rights granted to the ABL Agent pursuant to the ABL Credit Agreement or the ABL Agent License Agreement. Subject to compliance with the ABL Credit Agreement and the ABL Agent License Agreement, Licensee further agrees that (x) Licensed Products may not be sold, assigned or otherwise transferred in any such case without first offering the Licensed Products to Licensor at a price that is the lower of [***], and (y) the Licensed IPR may not be used by a secured party, a creditor, or by Licensee in a disposition of Licensed Products in enforcement of a security interest, attachment, or other seizure.

18	Effects of Expiration or Termination.

A.	Termination of Licensee’s Rights and Survival. Upon the earlier of the expiration or termination of this Agreement for any reason:

(i)	except as it relates to any limited rights which Licensee has pursuant to the express terms of this Agreement with respect to a Sell-Off Period, all rights granted by Licensor to Licensee under this Agreement automatically and immediately shall terminate and revert to Licensor, and Licensee immediately shall (and shall cause any Permitted Retailer and Permitted Sublicensee to) cease and desist from all use of the Licensed IPR and Licensed Products branded under one (1) or more of the Marks and Licensed Services;

(ii)	Licensee shall immediately pay to Licensor any and all unpaid amounts then due or owing to Licensor (including Guaranteed Minimum Royalties);

(iii)	neither Party’s rights that have accrued prior to expiration or termination shall be affected or prejudiced; and

(iv)	Sections 1, 3B, 4A, 4B, 4C-E, 4H, 6C, 8C, 10A-C, 11A, 12, 13, 14A, 15, 18, 20, 21 and Exhibit J shall continue in full force and effect notwithstanding the termination or expiration of this Agreement.

B.	Acceleration of Guaranteed Minimum Royalties. Upon the termination of this Agreement pursuant to Section 17A(i), the Accelerated GMR Amount shall become immediately due and payable by Licensee to Licensor (in lieu of Guaranteed Minimum Royalties that would otherwise have been due after termination, as well as any actual Royalties in excess of Guaranteed Minimum Royalties that would otherwise have been expected to become due after the date of such termination, that Licensor might otherwise seek to claim), without prejudice to any other rights and remedies which Licensor may have. The Parties agree that such payment obligation shall not be deemed a penalty in the event of termination of this Agreement pursuant to Section 18A(i).

C.	Inventory. No later than sixty (60) days prior to natural expiration of the Term, or ten (10) days after an early termination of this Agreement, Licensee shall deliver to Licensor a schedule (signed and certified by Licensee’s Chief Financial Officer as accurate) itemizing all inventory of Licensed Products branded under one (1) or more of the Marks then in Licensee’s and its Permitted Sublicensees’ possession, custody or control, broken down by style number, color, size, quantity, and including Licensee’s Manufacturing Cost for each such product together with any other descriptive information which Licensor may request. Subject to compliance with the ABL Credit Agreement, at any time over the sixty (60)-day period following Licensee’s delivery of all such information, Licensor (or any third party which Licensor may designate) then shall have the option (but not the obligation), exercisable upon notice to Licensee, to purchase any or all such inventory which is in Licensee’s or any of its Permitted Sublicensees’ possession or control at a price equal to Licensee’s Manufacturing Cost applicable to the inventory so purchased; provided that, if Licensor exercises its option pursuant to this Section 18C, Licensor shall be required to purchase [***] of Licensee’s outstanding inventory. If such purchase option is exercised, then Licensee shall (and shall cause its Permitted Sublicensees to), subject to compliance with the ABL Credit Agreement, deliver the applicable inventory to Licensor (or its designee) within five (5) Business Days from the date of exercise (or such period as is reasonable based on the location of such inventory compared to Licensor or its designee), and Licensor (or its designee) shall pay Licensee for such inventory within thirty (30) Business Days following its receipt thereof, provided that Licensor (or its designee) shall have the right to offset from such payment any sums then owed by Licensee to Licensor, without limitation of remedy.

D.	Sell-Off Period. So long as Licensee is not in material uncured breach of an obligation to make payment of any Guaranteed Minimum Royalties, and subject to the rights granted to the ABL Agent pursuant to the ABL Agent License Agreement, Licensee and its Permitted Sublicensees, and their respective Affiliates, shall have the non-exclusive right, for a period of eleven (11) months following the expiration of this Agreement (the “Sell-Off Period”), to sell its then-existing inventory of Licensed Products branded under one or more of the Marks that conform with Licensee’s obligations under Section 9, solely through Permitted Trade Channels within the Territory on and subject to the terms of this Agreement. Any Net Sales derived from sales made by Licensee and its relevant Affiliates during a Sell-Off Period shall be included in the Royalties calculation under this Agreement.

19	Assignment; Lender Rights.

A.	This Agreement is of a nature such that the rights granted to Licensee are personal to Licensee, and Licensee acknowledges that Licensee has been granted the rights herein because of its particular expertise, knowledge, judgment, skill and ability, and Licensor is relying on such expertise, knowledge, judgment, skill and ability for Licensee’s ability to perform this Agreement consistently with the high standards of quality associated with the Marks. Any assignment, novation or other transfer, directly or indirectly, of this Agreement or any of Licensee’s rights or obligations hereunder shall require Licensor’s prior written approval in Licensor’s sole and absolute discretion; provided that Licensor’s consent shall not be required (i) for an assignment to Licensee’s Affiliates, (ii) in connection with a change of ownership or control of Guarantor other than to a Restricted Assignee, or (iii) in connection with a sale of all or substantially all of the assets relating to the portion or a division of Guarantor’s business operated under the Marks, other than to a Restricted Assignee. The Guaranty shall remain in full force and effect in connection with any assignment, novation, change of ownership or control, or other transfer permitted pursuant to clause (i) of this Section 19A, but shall terminate automatically immediately upon the consummation (without limiting Guarantor’s obligations that accrued prior to such consummation) of any other permitted assignment, novation, change of ownership or change of control or other transfer (x) that is permitted under the foregoing clause (iii) only if (for purposes of this clause (x)) the applicable successor licensee is, in Licensee’s good faith judgment, sufficiently creditworthy to perform the obligations set forth under this Agreement or (y) that is permitted (1) under the foregoing clause (ii) or (2) with the prior written approval of Licensor. Any attempted assignment or transfer by Licensee in violation of any of the foregoing shall be deemed void and of no force or effect.

B.	Licensor shall not encumber, assign, novate or otherwise transfer any or all of its rights or obligations under this Agreement, in any form or manner, without the prior consent or approval of Licensee; provided that any such encumbrance, assignment or transfer shall be subject to the rights granted to Licensee under this Agreement, and may not diminish any such rights. Any attempted encumbrance, assignment or transfer by Licensor in violation of any of the foregoing shall be deemed void and of no force or effect.

C.	This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assignees and transferees.

D.	Notwithstanding anything to the contrary in this Agreement, Licensor hereby approves Licensee’s right to, and Licensee hereby approves Licensor’s right to, sublicense and collaterally assign this Agreement and any of its rights and obligations hereunder to any lender(s) or debt financing source(s) (or an agent therefor) under any credit facility or other debt financing arrangement with commercial lenders, institutional investors or similar lenders or debt financing sources as collateral for the indebtedness, liabilities and obligations of the applicable Party or any of its Affiliates thereunder, exercisable or usable by the lender(s) or debt financing source(s) (or an agent therefor) after an event of default under such credit facility or other debt financing arrangement or otherwise in connection with the enforcement and exercise of remedies with respect to the collateral under such credit facility or other debt financing arrangement, in each case, until the obligations under such credit facility or other debt financing arrangement (other than contingent indemnification obligations, unasserted expense reimbursement obligations and other obligations that expressly survive the termination or repayment in full of such credit facility or other debt financing arrangement) have been paid in full in cash. Without limiting the generality of the foregoing, the right of such lender(s) or debt financing source(s) (or an agent therefor) to enforce and exercise their rights and remedies under any such sublicense or collateral assignment, as applicable, after an event of default under such credit facility or other debt financing arrangement, and to take actions and exercise rights of Licensee or Licensor hereunder is hereby acknowledged by Licensor and Licensee, respectively, and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement, and in any such event, Licensor or Licensee, respectively, will negotiate in good faith with any such lender(s) or debt financing source(s) (or agent therefor) with respect to its or their exercise thereof after an event of default under such credit facility or other debt financing arrangement; provided that such lender(s) or debt financing source(s) (or agent therefor) agree to be bound by all the terms and conditions of this Agreement.

20	Dispute Resolution.

A.	Governing Law. This Agreement and all claims, actions, causes of actions and proceedings related to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

B.	Jurisdiction. Subject to Section 20C, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be adjudicated exclusively in the courts of the State of New York, New York County. Each Party irrevocably submits to the jurisdiction of such courts and waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any Applicable Law, decision or otherwise. Notwithstanding the foregoing, each Party in its discretion shall be permitted to seek and obtain injunctive relief in New York or any other jurisdiction where such Party deems appropriate by reason of its subject matter and in any such case such Party shall be permitted to combine claims for injunctive and non-injunctive relief in such forum.

C.	Interim and Equitable Relief. Each Party acknowledges that any actual or alleged breach by the other Party may cause it irreparable harm for which there is no adequate remedy at law, and in the event of such breach, the non-breaching Party shall be entitled to seek, in addition to other available remedies, injunctive or other equitable relief, including interim or emergency relief, including a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights. Nothing in this Agreement shall prevent either Party from applying for interim or interlocutory relief whilst the Parties attempt to resolve a dispute.

D.	LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE OWNERS, OFFICERS, EMPLOYEES OR AGENTS SHALL BE: (I) LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOODWILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, IN RELATION TO THIS AGREEMENT; OR (II) IN BREACH OF THIS AGREEMENT, OR LIABLE FOR ANY LOSSES, LIABILITIES, DAMAGES AND EXPENSES (INCLUDING COURT COSTS AND LEGAL FEES), ARISING IN CONNECTION WITH ANY CLAIM OR ALLEGATION THAT ANYTHING IN THIS AGREEMENT, OR THE EXERCISE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT, INFRINGES, MISUSES OR OTHERWISE CONFLICTS WITH THE RIGHTS OF ANY COUNTERPARTY TO ANY EXISTING THIRD-PARTY LICENSE.

E.	JURY TRIAL WAIVER. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE NOW OR HEREAFTER UNDER THE LAWS OF THE UNITED STATES OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THEM IN ANY WAY CONNECTED TO THIS AGREEMENT. IT IS INTENDED THAT THIS WAIVER OF JURY TRIAL SHALL APPLY TO ANY AND ALL CLAIMS, DEFENSES, RIGHTS OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.

F.	Joint and Several Liability. Licensee and each of its Affiliates to which Licensee has granted a sublicense pursuant to Section 2C shall be jointly and severally liable for any and all liability of Licensee and each such Affiliate under, and for the performance of and compliance with all obligations under, this Agreement.

G.	Guaranty.

(i)	Unless and until the Guaranty is terminated pursuant to Section 19A, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt performance and payment when due of the obligations of Licensee pursuant to this Agreement (the “Guaranty”).

(ii)	Guarantor waives (w) any defense arising by reason of any disability or other defense of Licensee or any other guarantor, or the cessation from any cause whatsoever of the liability of Licensee; (x) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Licensee; (y) the benefit of any statute of limitations affecting Guarantor’s liability hereunder and (z) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

(iii)	Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Licensee or any other entity or other person primarily or secondarily liable with respect to any of the obligations of Licensee, and all suretyship defenses generally. Guarantor agrees that its obligations with respect to the Guaranty shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay of Licensor to assert any claim or demand or to enforce any right or remedy against Licensee or any other Person hereunder.

(iv)	Guarantor represents and warrants to Licensor that (i) the execution, delivery and performance by Guarantor of this Agreement has been duly and validly authorized by all necessary corporate, limited liability company, partnership or other similar action of Guarantor, this Agreement has been duly executed and delivered by Guarantor, and (assuming this Agreement constitutes the valid and binding agreement of the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions (as defined in that certain Membership Interest Purchase Agreement, by and between Guarantor, Licensee, LEWHP, LLC, WH Borrower LLC and WH TopCo, L.P. (the “MIP Agreement”)); (ii) to the extent that this Agreement, including this Section 20G, must be in a form that is acceptable to Guarantor, Guarantor has approved this Agreement as in effect on the date hereof; and (iii) no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a breach, default or event of default on the part of Guarantor under this Agreement or would adversely affect Guarantor’s obligations, or Licensor’s rights in connection with the Guaranty.

21	Miscellaneous.

A.	Legal Notices. Any notice or other communication required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be delivered by e-mail to the relevant recipient’s address below, and shall be deemed delivered on the Business Day after the date on which such e-mail was successfully sent by relevant sender’s email account:

(i)	if to Licensor, [Intentionally Omitted]; and

(ii)	if to Licensee, [Intentionally Omitted].

B.	Relationship. The Parties are and shall remain independent contractors, and neither Party may obligate or bind the other to any form of contractual or other obligation. Nothing herein contained shall be construed to have the effect of placing the Parties in the relationship of partners or joint venturers, or create any agency, or any other relationship between them other than that of licensor and licensee.

C.	No Franchise. Each Party acknowledges and agrees that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement under Applicable Law or otherwise. Each Party further acknowledges and agrees that United States state and federal franchise laws (and any similar laws of any other jurisdiction) do not and will not apply to this Agreement or to the relationship between the Parties and their respective rights and obligations hereunder. Without limiting the foregoing, the Parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of United States state or federal franchise laws (and any similar laws of any other jurisdiction).

D.	Interpretation. In this Agreement: (i) the Exhibits to this Agreement (including any terms and conditions contained therein) are incorporated herein by reference and shall form part of this Agreement; (ii) the headings are inserted for convenience only and shall be ignored in construing or interpreting this Agreement; (iii) unless the contrary intention appears, words in the singular include the plural and vice versa; (iv) any reference to a “person” includes a natural person, firm, partnership, limited liability partnership, company, corporation, unincorporated association, local authority, government, state, foundation and trust (in each case whether or not having separate legal personality) and any agency of any of the above; (v) any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be deemed to be qualified by the phrase “without limitation,” and shall not limit the generality of the words preceding those terms; (vi) the word “or” is not exclusive and means “and/or”; (vii) any reference to “day,” “week,” “quarter” or “year” refers to a calendar day, week, quarter or year, respectively, unless otherwise defined; and (viii) any reference to “the Parties agree,” “as agreed to by the Parties,” “upon agreement by the Parties” or words of similar import shall mean an agreement reduced to writing and shall not refer to oral agreements.

E.	No Waiver. A waiver of any right or remedy under this Agreement is only effective if given in writing by the waiving Party. If any acts or omissions by either Party are not in conformity with any requirement of this Agreement and are not objected to by the other Party, the failure to object shall not be a waiver of the requirement and timely and proper performance may be insisted upon at any time. The waiver by any Party to this Agreement of any breach or violation of any provision of this Agreement by the other Party shall not operate or be constructed to be a waiver of any subsequent breach or violation thereof.

F.	Severability. If any provision or part provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority in any jurisdiction, then all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired. If any provision or part provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable and, if necessary, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the objective commercial intention of such provision.

G.	Signature Exchange. This Agreement may be executed in counterpart copy format, with each copy an original hereof, and all copies being one and the same agreement. Signatures affixed hereto by photocopy, facsimile transmission, e-mail, PDF, TIFF, JPEG, DocuSign or other like digital format shall have the full force and effect of original signatures.

H.	Complete Agreement / No Oral Modification. This Agreement represents the complete Agreement between the Parties with respect to its subject matter, and this Agreement replaces and supersedes any prior written and oral agreements, understanding or statements between the Parties, whether express or implied, with respect to the subject matter contained in this Agreement. Without limiting the foregoing, the express terms of this Agreement shall control and supersede any course of dealing or performance, or usage of trade, that is inconsistent with any of the terms hereof. Any amendments to this Agreement must be in writing and signed by the Parties.

I.	Bankruptcy Protection. All rights and licenses granted to Licensee hereunder are intended to be, and to the greatest extent permitted under Applicable Law are, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of intellectual property within the scope of Section 101 of the United States Bankruptcy Code and similar or related laws in other jurisdictions. Licensor acknowledges that Licensee, as licensee of such intellectual property hereunder, will retain and continue to fully exercise all of its rights and elections under the United States Bankruptcy Code and similar or related laws in other jurisdictions. In the event that Licensor seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensor, while this Agreement is active, Licensor acknowledges and agrees that any rejection or attempted rejection of this Agreement will constitute a breach of this Agreement, but will not have the effect of terminating or otherwise extinguishing any of Licensee’s licenses or rights as granted hereunder, including any of Licensee’s exclusive rights. Any sale of any Licensed IPR, including any sales made pursuant to Section 363 of the United States Bankruptcy Code, will be subject to the licenses and rights granted under this Agreement, and will not terminate or extinguish any of Licensee’s licenses or rights granted under this Agreement. The terms of this Section 21I are without prejudice to any rights or protections Licensee may have arising under the United States Bankruptcy Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, by their signatures below, the Parties enter into this Agreement as of the Effective Date.

LE TOPCO, LLC

by	/s/ Yehuda Shmidman

	Name:	Yehuda Shmidman
	Title:	President

LANDS’ END Direct merchants, INC.

by	/s/ Peter L. Gray

	Name:	Peter L. Gray
	Title:	President and Secretary

LANDS’ END, INC. (solely for the purpose of Section 20G)

by	/s/ Andrew J. McLean

	Name:	Andrew J. McLean
	Title:	Chief Executive Officer

[Signature Page to License Agreement]

Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the meanings, and any terms or conditions set forth in this Exhibit A shall form part of this Agreement:

1.	“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent pursuant to the ABL Credit Agreement, in such capacities and together with any successors and assigns in such capacities and any other entity serving in such capacities under any ABL Credit Agreement.

2.	“ABL Agent License Agreement” means that certain Licensor Agreement, dated as of the date hereof, by and among, inter alios, Licensee, Licensor and the ABL Agent (as amended, restated, supplemented, replaced or otherwise modified from time to time).

3.	“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of November 16, 2017, by and among Lands’ End, Inc., as lead borrower, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other lenders and parties from time to time party thereto (as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, including by that certain First Amendment to Credit Agreement, dated as of December 3, 2019, that certain Second Amendment to Credit Agreement, dated as of August 12, 2020, that certain Third Amendment to Credit Agreement, dated as of July 29, 2021, that certain Fourth Amendment to Credit Agreement, dated as of May 12, 2023, and that certain Fifth Amendment to Credit Agreement, dated as of March 28, 2025 and on or after the date hereof).

4.	“Accelerated GMR Amount” means an amount equal to the Guaranteed Minimum Royalties that would have been payable to Licensor for the two and a half (2.5) years after the effective date of termination had such termination not occurred; provided, however, that if the effective date of termination occurs with less than one (1) year left in the then-current Initial Term or Renewal Term (as applicable), then the Accelerated GMR Amount shall mean an amount equal to $50,000,000 (or if termination occurs during a Renewal Term, then an amount equal to the total Guaranteed Minimum Royalties applicable to the Contract Year during which termination occurs).

5.	“Affiliate” means any person, corporation or other entity which directly or indirectly Controls, is Controlled by, or is under common Control with a party. Solely for purposes of this Agreement, references to (i) the Affiliates of Licensee shall be deemed to exclude Licensor and any other entities in the corporate structure of WHP Global, LLC and (ii) the Affiliates of Licensor shall be deemed to exclude Licensee and its subsidiaries.

6.	“Agreement” has the meaning given to it in the preamble.

7.	“Applicable Law” means all laws, statutes, regulations, principles of common law, treaties, and governmental and judicial ordinances, rules, orders, decrees, judgments and rulings of any kind in any part of the world and whether local, national or international that are applicable to and are binding on a Party or a Party’s assets from time to time.

8.	“Applicable Licensor-Collected Royalties” means payments under a license agreement made by a licensee in consideration of the license of trademark rights (whether paid as a percentage of net or gross sales, fixed fee, guaranteed minimum fee or otherwise), but expressly excludes any and all other payments that may be required to be made by a licensee under a license (i) as marketing fees (including those designed for reinvestment by Licensor) charged in the ordinary course of business consistent with applicable industry practices or (ii) specifically in consideration of services (including marketing services) actually made under the applicable license.

9.	“Balancing Payment” means, in relation to a GMR Period, the Quarterly GMR Amount due for that GMR Period minus the Royalties paid in respect of that GMR Period.

10.	“Branded E-Com Site” means websites, software applications or online (including social media) platforms that are branded with or under a Mark and are to be used in connection with any marketing, promotion, distribution or sales of Licensed Products or Licensed Services in or into the Territory (including any available at a domain which is or incorporates, or which on its website, social media handle or account or otherwise is branded by reference to or with, any Mark) and operated by Licensee. A Branded E-Com Site includes any of the foregoing that is (a) (i) co-branded with a company or other organization name (for example, a customer’s and Lands’ End co-branded website) or (ii) branded or co-branded with any trademark (or trademarks) owned by or licensed to Licensee and (b) operated by Licensee.

11.	“Branded Pop-Ups” means temporary retail locations or installations, branded with or under a Mark, or any other trademark (or trademarks) owned by or licensed to Licensee, that are located in the Territory, and are operated by Licensee, or by any third party authorized by Licensee to operate such location or installation on behalf of or in collaboration with Licensee.

12.	“Branded Retail Platform” means any Branded E-Com Site or catalog that is branded with or under a Mark (whether hard-copy or digital) intended to be used in connection with any marketing, promotion, distribution or sales of Licensed Products or Licensed Services intended for sale in or into the Territory.

13.	“Branded Stores” means (i) brick-and-mortar stores branded with or under a Mark, or any other trademark (or trademarks) owned by or licensed to Licensee, which other trademark(s) are intended to represent a level of quality that is reasonably consistent with the brand image, and not damaging to the brand positioning, of the Marks, that are located in the Territory, and are operated by Licensee or an Affiliate and (ii) Branded Pop-Ups.

14.	“Business Day” means any day which is not a Saturday, a Sunday or a bank or public holiday in New York State.

15.	“Capsule Collection” means a curated assortment of a limited number of coordinated products (marketed under brands with a similar prestige as the Marks and of a comparable quality as products associated therewith) with a unified aesthetic or theme that is marketed and sold on a limited basis (not to exceed nine (9) months, inclusive of a sell-off period).

16.	“Confidential Information” means any information provided by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that reasonably should be understood to be confidential given the nature of the information or the circumstances of disclosure (whether or not marked as confidential), including the terms and conditions of this Agreement and any and all data or information that is commercially or technically sensitive material and not generally known to the public, including information concerning design and manufacture processes, Licensed Products, Licensed Services, marketing and promotional strategies, plans, finances, operations, customer and supplier relationships, customer profiles, sales estimates, business plans, and performance results relating to the past, present, or future business activities of either Party or any of its Affiliates, but in each case excluding any information which the Receiving Party can reasonably demonstrate:

A.	is or has become generally known or available to the public through no unauthorized act by or on behalf of the Receiving Party;

B.	has been or is subsequently received by the Receiving Party from a bona fide third party who is under no confidentiality obligation in respect of that information; or

C.	has been or is subsequently independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party.

17.	“Contract Year” means each twelve (12)-month period beginning on the Saturday after the Friday closest to January 31 in the applicable year of the Term and ending on the Friday closest to January 31 of the following year, except for (i) Contract Year 1, which means the period beginning on the Effective Date and ending on January 29, 2027, and (ii) the last Contract Year, which means the period of time beginning on the Saturday after the Friday closest to January 31 of the year in which this Agreement expires or is terminated, and ending on the effective date of such expiration or termination. A list of the Contract Years during the Initial Term is set forth on Exhibit H.

18.	“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract, by representation in management or otherwise, and “Controlled” shall be construed accordingly.

19.	“Corporate Uniforms” means corporate or organizational uniform items developed by Licensee, a customer of Licensee or jointly developed by Licensee and a customer of Licensee consisting of (i) apparel, including dress shirts, polos, outerwear, pants, vests, skirts, and rain jackets, (ii) workwear, including cargo pants, cargo shorts, and work shirts and outerwear, and (iii) accessories, including belts, scarves, ties, pocket squares, and badge clips.

20.	“Digital Marketplace Sales” means Net Sales made to end customers, consumers or distributors through third-party digital marketplaces. For the avoidance of doubt, sales made through any university or college bookstore or campus store shall not be considered Digital Marketplace Sales.

21.	“DTC Sales” means Net Sales made to end customers or consumers, other than (i) Digital Marketplace Sales and (ii) Net Sales of Corporate Uniforms and School Uniforms.

22.	“Effective Date” has the meaning given in the recitals.

23.	“End Date” has the meaning given in Exhibit J.

24.	“Excess Licensor Royalties” has the meaning given in Exhibit J.

25.	“Exclusive Product” means any tote bags, “tugless” swimwear or “Expedition” outerwear, or any substantially similar variations of the foregoing (including any that use the terms “tugless” or “Expedition” or confusingly similar variants thereof), in each case, that are branded under any trademarks constituting Licensed IPR.

26.	“Existing Third-Party Licenses” means all agreements set forth on Exhibit E.

27.	“GMR Period” means, solely during the Term, each three (3)-month period calculated, as applicable, as ending on the date when Licensee’s then-current fiscal quarter ends. “GMR Period 1” means the GMR Period ending closest to the end of April; “GMR Period 2” means the GMR Period ending closest to the end of July; “GMR Period 3” means the GMR Period ending closest to the end of October; and “GMR Period 4” means the GMR Period ending closest to the end of January. Licensee shall provide written notice to Licensor of the dates of its fiscal quarters thirty (30) days in advance of each Contract Year and the GMR Periods for such Contract Year shall be adjusted accordingly.

28.	“Gross Sales” means, subject to Section 7E(v), all amounts billed, invoiced, received or receivable by or on behalf of Licensee or its Permitted Sublicensees from (i) the sale of Licensed Products or Licensed Services (including any value-added services) that are branded under any of the Marks to any end customer, consumer or distributor through any channel, (ii) credit card revenue in consideration of issuance of a co-branded credit card branded under any of the Marks, and (iii) the sale of Licensed Products or Licensed Services to any non-Affiliate customer or consumer, where such Licensed Products or Licensed Services are not branded under any of the Marks, but are sold by Licensee or its Affiliates through a Branded Retail Platform or Branded Store that is branded under the Marks (“Non-Branded Products”). For the purposes of clauses (i) through (iii) of the foregoing, a sale of a Licensed Product or Licensed Service shall be conclusively deemed to have occurred on [***]. [***]. For the avoidance of doubt, amounts billed, invoiced, received or receivable with respect to products or services that are not branded under any Marks, and are not sold under a Branded Retail Platform branded under any of the Marks or Branded Store branded under the Marks, shall not (i) constitute Gross Sales and shall not give rise to any Royalty obligations, or (ii) count toward the Guaranteed Minimum Royalties.

29.	“Guaranteed Minimum Royalties” means the following amounts for each of the following Contract Years:

Contract Year	Guaranteed Minimum Royalties
Contract Year 1	A pro rata amount calculated based on an amount of $50,000,000 for a twelve (12)-month period
Contract Years 2 through 11	$50,000,000
Each Contract Year after Contract Year 11 until 21	One hundred and one percent (101%) of the Guaranteed Minimum Royalties applicable to the previous Contract Year
Each Contract Year after Contract Year 21	$55,231,106

30.	“Initial Term” means the period from the Effective Date up to and including the date that is ten (10) years following the conclusion of Contract Year 1.

31.	“Insolvency Event” means when any of the following occurs or becomes reasonably likely to occur in respect of a person:

A.	it becomes insolvent or unable to pay its debts as they become due or it admits in writing to being generally unable to pay its debts as they become due;

B.	it institutes or consents to the institution of any proceeding under any chapter of Title 11 of the United States Code or similar bankruptcy or insolvency law;

C.	it makes an assignment for the benefit of creditors or it enters into a composition or arrangement with its creditors;

D.	it has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter;

E.	it applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property;

F.	a proceeding shall be commenced or a petition filed, without the application or consent of such person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) days; or

G.	any proceeding under any chapter of Title 11 of the United States Code or similarly bankruptcy or insolvency law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for sixty (60) days.

32.	“Licensed Core Products” means products described under the “Licensed Core Products” column on Exhibit B.

33.	“Licensed IPR” means all intellectual property rights owned by Licensor as of the Effective Date (including all intellectual property rights transferred to Licensor in connection with the MIP Agreement), including all trademarks, copyrights, domain names, social media handles and accounts, telephone numbers and associated accounts, and patents owned by (or, in the case of domain names, telephone numbers and social media handles and accounts, owned by, registered to or otherwise controlled by) Licensor, and any adaptations, modifications, enhancements or improvements thereto (including any trademarks that incorporate, modify, or are adaptations, translations, or transliterations of the Marks) developed or acquired by Licensor at any time during the Term, including all Developed IPR, in each case, in any jurisdiction of the world.

34.	“Licensed Nonexclusive Products” means products described under the “Licensed Nonexclusive Products” column on Exhibit B.

35.	“Licensed Products” means, collectively, Licensed Core Products and Licensed Nonexclusive Products. Licensed Products exclude Performance Wear.

36.	“Licensed Services” means any services bearing, or marketed or sold under, the Marks that are (i) consistent with such services offered by Licensee in the twelve (12) months prior to the Effective Date or (ii) pre-approved in writing by Licensor.

37.	“Licensee Retail Platform” means any catalog (whether hard-copy or digital), website, software application or online (including social media) platform that is branded or co-branded with any trademark (or trademarks) owned by or licensed to Licensee other than a Mark and is used for the marketing, promotion, distribution or sales of Licensed Products or Licensed Services branded with or under any Mark in or into the Territory and operated by or on behalf of Licensee or its Affiliates, in each case, which is of a quality reasonably consistent with the quality of the Branded Retail Platforms existing as of the Effective Date.

38.	“Licensor Royalties” means the Applicable Licensor-Collected Royalties actually collected by Licensor or any of Licensor’s subsidiaries from its or their respective licensees (including from Licensee) or any of such licensees’ sublicensees, either (i) prior to the End Date or, (ii) with respect to the calendar year that includes the End Date, Applicable Licensor-Collected Royalties billed, invoiced, received, or receivable with respect to any period prior to the End Date in the calendar year that includes the End Date, but only to the extent such amounts are actually collected prior to the twelve (12) month anniversary of the End Date.

39.	“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company, Guarantor, Licensee, LEWHP, LLC, a Delaware limited liability company, and solely for purposes of the sections enumerated therein, WH Topco, L.P., a Delaware limited partnership (as amended, modified or supplemented from time to time).

40.	“Manufacturer” means any third party (including any factory) retained by or on behalf of Licensee or an Affiliate in connection with the manufacture of a Licensed Product.

41.	“Manufacturing Cost” means the actual cost incurred by Licensee or its Affiliates, or otherwise charged by the relevant Manufacturer(s), to produce or acquire Licensed Products (including shipping costs actually paid by Licensee or its Affiliates), with no upcharges, service fees, sourcing fees or any other charges or soft amortized costs whatsoever added by Licensee on to the cost incurred.

42.	“Marketing Materials” means marketing or promotional materials relating or referring to or incorporating any Licensed Product branded under any Mark.

43.	“Marks” means the trademarks included within the Licensed IPR.

44.	“Minimum Cash Reserve” means [***].

45.	“Minimum Threshold” has the meaning given in Exhibit J.

46.	“Net Sales” means Gross Sales, reduced only by, without duplication, to the extent included in the calculation of Gross Sales:

A.	credits given by Licensee for actual returns of Licensed Products;

B.	sales taxes collected from customers as a separately delineated part of the sale price, required to be remitted to a governmental tax authority;

C.	shipping revenue collected from customers as a separately delineated part of the sale price; and

D.	Permitted Deductions, provided that any deductions in the calculation of Net Sales based upon Permitted Deductions for any Contract Year shall be capped at [***].

47.	“Non-Branded Product Sales” means Net Sales of Non-Branded Products made to end customers or consumers through Branded Retail Platforms or Branded Stores, which Branded Retail Platforms or Branded Stores, as applicable, are branded under one or more of the Marks.

48.	“Non-Conflicting License” means any agreement for Licensed Products entered into by Licensor and any Non-Conflicting Third-Party Licensee.

49.	“Non-Conflicting Third-Party Licensees” means Licensor’s third-party licensees (including any licensee under any Existing Third-Party Licenses), distributors, franchisees or other designees from time to time that operate in a manner that, subject to Section 2B, does not conflict with the exclusive rights granted to Licensee hereunder.

50.	“Operational Services” means (i) all services of an operational nature, including with respect to the fulfillment of orders, and marketing and catalog support on behalf of a licensee under an Existing Third-Party License, and which Licensor does not hold the necessary assets or personnel to perform, in each case, which Licensor is obliged to provide under each Existing Third-Party License, and (ii) the operational services described on Exhibit G.

51.	“Outfitters & Wholesale Gross Sales” means Gross Sales made through wholesale transactions.

52.	“Outfitters & Wholesale Sales” means Net Sales made (i) through wholesale transactions or (ii) (whether wholesale or non-wholesale) of Corporate Uniforms and School Uniforms.

53.	“Performance Wear” means products that are (i) designed or engineered, and marketed as designed or engineered, as clothing intended to enhance physical performance, support sport-specific activity, or provide functional benefits for sport, training, fitness or exercise (including through the use of technical fabrics, construction or features such as moisture-wicking, compression, temperature regulation, ventilation, support or impact-protection), and (ii) marketed, promoted, offered for sale and sold specifically as exercise, training, sport or workout clothing to and through a performance wear, activewear (other than ‘athleisure’ or ‘lifestyle’ activewear), training, or sport department. Notwithstanding the foregoing, and for the avoidance of doubt, the Parties acknowledge and agree that “Performance Wear” does not include products that are (x) primarily marketed for spectator use, casual comfort, or as style-driven “athleisure” or “sportswear,” even if consumers choose to wear such apparel for exercise or physical activity, or (y) described on, or substantially similar to those identified on, Exhibit I (it being understood, for the avoidance of doubt, that such products described in the foregoing clauses (x) and (y), including “sportswear” and “athleisure” products, may incorporate technical features or fabrications, and that such products are Licensed Products).

54.	“Permitted Deductions” means the following deductions, solely to the extent arising from Outfitters & Wholesale Gross Sales: [***].

55.	“Permitted Digital Retailer” means those retailers listed at Exhibit C as of the Effective Date, together with any New Digital Retailer approved by Licensor.

56.	“Permitted Licensor Trade Channels” means:

A.	duty-free channels;

B.	travel retail (other than cruise ships, for so long as cruise ships are a Permitted Trade Channel);

C.	military bases;

D.	all markets or trade channels outside the Territory; and

E.	any other market or trade channel that is not a Permitted Trade Channel.

57.	“Permitted Retailer” means a New Digital Retailer, Permitted Digital Retailer, New In-Store Retailer or any university or college bookstore or campus store.

58.	“Permitted Trade Channels” means:

A.	any channels (whether wholesale or non-wholesale) for sales of Licensed Products to Permitted Retailers or to end customers or consumers through Permitted Retailers (including, for the avoidance of doubt, through cruise ships and any university or college bookstore or campus store (whether online or in-store), subject to the proviso in paragraph E and F, respectively, below);

B.	the Branded Stores, Branded Retail Platforms, Licensee Retail Platforms and telephone channels for sales of all Licensed Products and Licensed Services to end customers or consumers;

C.	for sales of School Uniforms, either the Branded Retail Platforms, through Permitted Retailers, direct sales to schools or students (or to those purchasing on behalf of students), or, as specifically arranged with an applicable school, in Branded Stores;

D.	for sales of Corporate Uniforms to corporations or other organizations, either the Branded Retail Platforms or direct sales to corporations or other organizations; and

E.	for sales of Licensed Products to end customers or consumers or to third party retailers located on cruise ships; provided that cruise ships shall be removed from Permitted Trade Channels (and from the Territory) if Licensee and its Affiliates have not (i) within the three (3) years following the Effective Date, begun to make sales of Licensed Products through cruise ship retailers (other than due to a breach of Licensor’s obligations hereunder, or Licensor’s delayed, conditioned or withholding of consent with respect to selecting a Permitted Retailer) that exceed [***] of earned Royalties in a Contract Year, or (ii) thereafter, in each of two (2) consecutive Contract Years, made sales of Licensed Products through cruise ship retailers that exceed [***] of earned Royalties;

F.	for sales of Licensed Products to any university or college bookstore or campus store; provided that university or college bookstore or campus stores shall be removed from Permitted Trade Channels if Licensee and its Affiliates have not, within the three (3) years following the Effective Date, made sales of Licensed Products through such channels that exceed [***] of earned Royalties in a Contract Year.

59.	“Prohibited Products” means (A) products that would reasonably be considered to be immoral, deceptive, scandalous, obscene, or otherwise appeal to the prurient interest, (B) firearms, weapons or similar products, (C) contraceptives, or (D) controlled substances or accessories therefor.

60.	“Quarterly GMR Amount” means the following amounts for each of the following GMR Periods during the applicable Contract Year:

GMR Period	Quarterly GMR Amount
GMR Period 1	23% of the Guaranteed Minimum Royalty for the applicable Contract Year
GMR Period 2	23% of the Guaranteed Minimum Royalty for the applicable Contract Year
GMR Period 3	25% of the Guaranteed Minimum Royalty for the applicable Contract Year
GMR Period 4	29% of the Guaranteed Minimum Royalty for the applicable Contract Year

61.	“Renewal Term” means a period of seven (7) successive Contract Years commencing immediately following the expiration of the then-current Initial Term or Renewal Term, as applicable.

62.	“Restricted Assignee” means any person who is an Affiliate in the corporate group operated by any of Authentic Brands Group, Bluestar Alliance, Marquee Brands, Iconix Brands Group or a successor of any of the foregoing.

63.	“Royalties” means, subject to Section 4G(ii), amounts totaling:

Trade Channel	Royalty Rate
DTC Sales	[***]
Outfitters & Wholesale Sales	[***]
Digital Marketplace Sales	[***]
Non-Branded Product Sales	[***]

64.	“Royalty Adjustment Amount” has the meaning set forth in Exhibit J.

65.	“Royalty Adjustment Intended Tax Treatment” has the meaning set forth in Exhibit J.

66.	“Royalty Period” means, solely during the Term and the Sell-Off Period, each respective period (coinciding with Licensee’s fiscal months) comprising, as applicable, (i) the first day of the Contract Year through the end of fiscal February, (ii) fiscal month of March, (iii) the fiscal month of April, (iv) the fiscal month of May, (v) the fiscal month of June, (vi) the fiscal month of July, (vii) the fiscal month of August, (viii) the fiscal month of September, (ix) the fiscal month of October, (x) the fiscal month of November, (xi) the fiscal month of December and (xii) fiscal month of January of the then-current Contract Year; provided that, for Contract Year 1, the first Royalty Period shall comprise the period from the Effective Date through the end of the fiscal month of April 2026. Licensee shall provide written notice to Licensor of the dates of its fiscal months thirty (30) days in advance of each Contract Year.

67.	“School Uniforms” means apparel and items sold to a client school’s students on an exclusive or non-exclusive basis pursuant to an arrangement with the client school (including polos, button-downs, sweaters, chinos, skirts, shorts, gym apparel, spiritwear, athletic team uniforms and related items) through any website specific to an individual school or, as specifically arranged with an applicable school, through a Branded Store.

68.	“Tech Packs” means digital files comprising all information related to the design of Licensed Products that are branded under one or more Marks.

69.	“Term” means the Initial Term plus (if any) each Renewal Term.

70.	“Territory” means Austria, Canada, Germany, France, the United Kingdom and the United States (and its territories and possessions); provided that the “Territory” is worldwide with respect to (i) Corporate Uniforms, (ii) sales of Licensed Products made on cruise ships (subject to the proviso in paragraph E of the definition of “Permitted Trade Channels”), (iii) Exclusive Products, and (iv) subject to Section 2E, the use and operation of the domain names, social media handles and telephone numbers (and any of their associated accounts) included in the Licensed IPR.

71.	“Third-Party IP Payments” means royalties (whether in the form of actual royalties or guaranteed minimum royalties) or other payments agreed to by the Parties.

72.	“Third-Party Operational Payments” means all fees and payments due in respect of Operational Services. For the avoidance of doubt, Third-Party Operational Payments exclude the Third-Party IP Payments.

Exhibit B

Licensed Core Products; Licensed Nonexclusive Products

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Athleisure	Men’s and women’s apparel products in the nature of ‘athleisure’ or ‘lifestyle’ activewear, including leggings, yoga-style pants, and sweatshirts/sweatpants. Athleisure excludes Performance Wear, Sportswear, Denim Products, Swimwear, Tailored Products, Sleepwear, Heavy Outerwear, Cold Weather Accessories, headwear, belts, socks, and Hosiery and Underwear.	Men’s and women’s golf pants highlighting performance features.
Bags	All totes (of all fabrications, including canvas and waxed canvas, nylon, leather or faux leather), including pet totes (“Totes”), and duffel bags (canvas and waxed canvas) other than luggage-type duffels.	Adult backpacks; bag accessories, including straps for bags and keychains, key fobs, pins, charms and patches, in each case intended to be attached to a bag
Cold Weather Accessories	N/A	Men’s and women’s wearable cold weather gear (e.g., knit headwear, gloves and scarves); provided that Licensee may only sell Cold Weather Accessories on landsend.com, and through other Branded Retail Platforms and Branded Stores.
Corporate Uniforms	All Corporate Uniforms.	N/A
Denim Products	All men’s and women’s apparel made primarily of denim fabric.	N/A
Heavy Outerwear	Men’s and women’s garments designed to be worn outside other clothing garments as outer layers, consisting of coats, topcoats, non-knit jackets, parkas, puffer jackets, puffer vests, raincoats, snow pants, snow bibs, snow jackets.	N/A

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Home Textiles	Sheets; towels (other than kitchen towels); and Christmas stockings.	Blankets, quilts, and duvet covers; utility bedding (e.g., bed skirts, mattress toppers, mattresses, mattress pads, and duvet inserts); pillows, kitchen textiles (e.g., kitchen towels, aprons, table cloths and place mats, oven mitts); bathmats; canvas storage items other than Totes; Christmas goods and accessories other than stockings (e.g., stocking holders, wreaths, garlands, ornaments and candy); pet goods (e.g., pet beds, collars, pet toys, pet blankets, pet mats and apparel designed for pets), other than pet totes (provided that Licensee may only sell pet goods on landsend.com, and through other Branded Retail Platforms and Branded Stores); canvas storage totes.
Hosiery	N/A	Novelty socks and socks otherwise sold as part of limited releases or special collections.
Leather Goods	Men’s and women’s apparel or accessories made primarily from leather (including jackets, wallets and belts) but excluding gloves (which are considered “Cold Weather Accessories”).	Children’s wallets and belts.
School Uniforms	All School Uniforms.	N/A
Sleepwear	Men’s and women’s apparel designed to be worn for sleeping or for in-home use, or to be used as robes, bathrobes, pajamas, nightgowns, camisoles, chemises, and slips (but excluding hoodies and sweatpants).	N/A

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Sportswear

Men’s and women’s sportswear, including knit tops, knit dresses, knit vests, knit blazers, sweaters, t-shirts, fleece tops, woven shirts, woven vests, woven blazers, woven dresses, and non-denim bottoms, including tops, blouses, shells, shirts, polos, tank tops, camisoles, pants, capri pants, slacks, shorts, skorts, culottes, jumpsuits, rompers, skirts, blazers, dress jackets, shifts, caftans, sweaters, sweatshirts, sweatpants, cardigans, pullovers, hoodies, vests, ponchos and capes. Sportswear excludes Performance Wear, Athleisure, Denim Products, Swimwear, Tailored Products, Sleepwear, Heavy Outerwear, Cold Weather Accessories, headwear, belts, socks, and Hosiery and Underwear.

Children’s products and items that are not sold pursuant to any arrangements specific to, or websites specific to, any particular school, but that are described on [***].

N/A
Swimwear	Men’s and women’s apparel designed primarily for swimming or beach use, including bathing suits, swim trunks, bikinis, tankinis, one-pieces, board/swim shorts, swim skirts, rash guards, cover-ups, swim dresses, swim caps, and beachwear.	N/A
Tailored Products	N/A	Men’s and women’s tailored apparel, including suits, evening and formal jackets, evening and formal pants, evening and formal blazers, dress shirts, and dress pants (including dress slacks and dress trousers), suspenders, cuff links, tuxedos, cummerbunds, bow ties, ties, and pocket squares; provided that Licensee may only sell Tailored Products on landsend.com, and through other Branded Retail Platforms and Branded Stores.

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Underwear	N/A	Undergarments of all types, for men and women, including briefs, boxers, trunks, leggings, bras, bralettes, camisoles, slips, shapewear, in each case, that are sold as base layer intended to be worn under garments as the first layer against the skin (including thermal tops and bottoms, compression tops, and undershirts such as tees, t-shirts, scoop necks, v-necks, A-shirts and sleeveless/tank tops, in each case, that are sold as undergarments); provided that Licensee may only sell Underwear on landsend.com, and through other Branded Retail Platforms and Branded Stores.

Exhibit C

Permitted Digital Retailers

[***]

Exhibit D

Existing Branded Retail Platforms

[***]

Exhibit E

Existing Third-Party Licenses

[***]

Exhibit F

Brand Guidelines & Standards

[***]

Exhibit G

Operational Services

[***]

Exhibit H

Contract Years

Contract Year	First Date	Last Date
1	Effective Date	Fri, Jan 29, 2027
2	Sat, Jan 30, 2027	Fri, Jan 28, 2028
3	Sat, Jan 29, 2028	Fri, Feb 2, 2029
4	Sat, Feb 3, 2029	Fri, Feb 1, 2030
5	Sat, Jan 26, 2030	Fri, Jan 31, 2031
6	Sat, Feb 1, 2031	Fri, Jan 30, 2032
7	Sat, Jan 31, 2032	Fri, Jan 28, 2033
8	Sat, Jan 29, 2033	Fri, Feb 3, 2034
9	Sat, Feb 4, 2034	Fri, Feb 2, 2035
10	Sat, Feb 3, 2035	Fri, Feb 1, 2036
11	Sat, Feb 2, 2036	Fri, Jan 30, 2037

Exhibit I

Selected Licensee Products

[***]

Exhibit J

[***]